Filed Pursuant to Rule 424(b)(2)
Registration No. 333-212480

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 12, 2016)

$350,000,000
COMMON STOCK
We are offering up to 42,424,242 shares of our common stock (the "Shares").
Our shares of common stock are listed on the New York Stock Exchange (the "NYSE") under the ticker symbol “PAH.” The closing sale price on the NYSE for our shares of common stock on September 15, 2016 was $8.35 per share.
Investing in our common stock involves risks. Please refer to the "Risk Factors" section beginning on page S-24 of this prospectus supplement and page 4 of the accompanying prospectus.

	Per share	Total
Price to the public	$8.25	$350,000,000
Underwriting discounts and commissions	0.226875	9,625,000
Proceeds to Platform (before expenses)	8.023125	340,375,000
See "Underwriting" on page S-36 for additional information regarding underwriting compensation.
The underwriters may also exercise their option to purchase up to an additional 6,363,636 shares from us, at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Shares against payment on or about September 21, 2016.
Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	UBS Investment Bank
Co-Managers

Nomura	Deutsche Bank Securities			HSBC

Citizens Capital Markets, Inc.		Credit Agricole CIB		Morgan Stanley

	BTIG		CJS Securities

Prospectus Supplement dated September 15, 2016

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
________________________
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus prepared by us or on our behalf. We and the underwriters have not authorized anyone to provide you with different or additional information. If you receive different or additional information, you should not rely on it. We and the underwriters are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective date, regardless of the time of delivery of the applicable document or of any sale of Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, provides more general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference herein and therein. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page S-43 of this prospectus supplement and page 18 of the accompanying prospectus.
We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which those captions are located.
As used in this prospectus supplement, unless the context otherwise requires, all references to "we," "us," "our," the "Company" and "Platform" refer to Platform Specialty Products Corporation, a Delaware corporation, and its subsidiaries, collectively, for all periods subsequent to April 23, 2013 (inception).
All references in this prospectus supplement to our "Predecessor" refer to MacDermid, Incorporated, a Connecticut corporation ("MacDermid") and its subsidiaries for all periods prior to our acquisition of MacDermid on October 31, 2013 (the "MacDermid Acquisition"). As used in this prospectus, the "Successor 2016 Six Month Period" refers to the period from January 1, 2016 to June 30, 2016, the "Successor 2015 Six Month Period" refers to the period from January 1, 2015 to June 30, 2015, the "Successor 2015 Period" refers to the fiscal year ended December 31, 2015, the "Successor 2014 Period" refers to the fiscal year ended December 31, 2014, the "Successor 2013 Period" refers to the period from April 23, 2013 (inception) through December 31, 2013 and the "Predecessor 2013 Period" refers to the ten month period from January 1, 2013 through October 31, 2013.
All references in this prospectus supplement to:

•	our "2015 Annual Report" refer to our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 11, 2016;

•	our "2016 Q1 Form 10-Q" refer to our quarterly report on Form 10-Q for the three months ended March 31, 2016 filed with the SEC on May 10, 2016;

•	our "2016 Q2 Form 10-Q" refer to our quarterly report on Form 10-Q for the three and six months ended June 30, 2016 filed with the SEC on August 9, 2016;

•	the "Agriphar Acquisition" refer to our acquisition of Percival S.A., including Percival S.A.’s agrochemical business, Agriphar (collectively, "Agriphar"), on October 1, 2014;

•	the "CAS Acquisition" refer to our acquisition of the Chemtura AgroSolutions business ("CAS") of Chemtura Corporation ("Chemtura") on November 3, 2014;

•	the "Arysta Acquisition" refer to our acquisition of Arysta LifeScience Limited ("Arysta" or "Arysta LifeScience") on February 13, 2015;

•	the "OMG Acquisition" refer to our acquisition of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. (collectively, the "OMG Businesses") on October 28, 2015;

•	the "Alent Acquisition" refer to our acquisition of Alent plc ("Alent") on December 1, 2015;

•	the "OMG Malaysia Acquisition" refer to our acquisition of OMG Electronic Chemicals (M) Sdn Bhd, a subsidiary of OM Group, Inc. located in Malaysia ("OMG Malaysia"), on January 31, 2016;

•	the "Agricultural Solutions Acquisitions" refer to the Agriphar Acquisition, the Arysta Acquisition and the CAS Acquisition, collectively;

•	the "Performance Solutions Acquisitions" refer to the Alent Acquisition and the OMG Acquisition and the OMG Malaysia Acquisition, collectively;

•	the "Prior Acquisitions" refer to the Agriphar Acquisition, the CAS Acquisition, the Arysta Acquisition, the OMG Acquisition, the Alent Acquisition and the OMG Malaysia Acquisition, collectively; and

•	our “common stock” refer to the common stock of Platform, par value $0.01 per share.

i

NON-GAAP FINANCIAL MEASURES
Non-GAAP Financial Measures
The SEC has adopted rules to regulate the use of "non-GAAP financial measures" that are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This prospectus supplement contains comparable net (loss) income available to common stockholders, comparable sales, comparable cost of sales, comparable gross profit, Adjusted EBITDA, segment comparable Adjusted EBITDA, and segment comparable sales, which are non-GAAP financial measures. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also present additional non-GAAP financial measures, including adjusted net sales change, adjusted cost of sales change, adjusted gross profit change, adjusted selling, technical, general and administrative expense change, adjusted research and development expense change and adjusted operating profit change, in each case adjusted for acquisitions and changes in foreign currency translations, which are also non-GAAP financial measures.
For purposes of Regulation G and Section 10(e) of Regulation S-K, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G and Item 10(e) of Regulation S-K, Platform has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
These non-GAAP financial measures are provided because management uses this non-GAAP financial information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes these non-GAAP financial measures provide useful information about our operating performance by excluding certain items that we believe are not representative of our business performance and including other items that we believe are useful in evaluating our business. We also believe that these non-GAAP financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these non-GAAP financial measures as key metrics in the evaluation of the Company's performance and our consolidated financial results and, in part, in the determination of cash bonuses for the Company's executive officers. However, these non-GAAP financial measures should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.
For definitions of our non-GAAP financial measures and additional information on why we present them, the limitations associated with their use and their reconciliations to the most comparable applicable GAAP financial measures, see "Summary Financial Data."
Financial Statements of Alent and Arysta
Alent's consolidated financial statements for the years ended December 31, 2014 and 2013 and for the nine months ended September 30, 2015 and Arysta's consolidated financial statements for the years ended December 31, 2014 and 2013, all incorporated by reference in this prospectus supplement and the accompanying prospectus, were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").
TRADEMARKS AND TRADE NAMES
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference some of our trademarks and trade names. All other trademarks or trade names of any other company appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

ii

MARKET AND INDUSTRY DATA
We obtained the industry, market and competitive position data described or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. While we believe our internal estimates and research are reliable and the market definitions are appropriate, such estimates, research and definitions have not been verified by any independent source. We caution you not to place undue reliance on this data.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
The Alent Acquisition, which was consummated on December 1, 2015, was a significant acquisition to us (at a significance level of greater than fifty percent) under Rule 3-05 and 1-02(w) of Regulation S-X under the Securities Act. The Arysta Acquisition, which was consummated on February 13, 2015, was also a significant acquisition to us (at a significance level of greater than seventy percent) under Rule 3-05 and 1-02(w) of Regulation S-X under the Securities Act. As a result, we have incorporated by reference in this prospectus supplement and the accompanying prospectus the historical financial statements of Alent and Arysta and unaudited pro forma financial information based on the historical financial statements of Platform, Alent and Arysta, combined and adjusted to give effect to the Alent Acquisition and the Arysta Acquisition and their respective financings as if each had occurred as of January 1, 2015 for purposes of the statements of operations. The unaudited pro forma statements of operations do not reflect the OMG Acquisition or the OMG Malaysia Acquisition, consummated on October 28, 2015 and January 31, 2016, respectively, because neither the OMG Acquisition nor the OMG Malaysia Acquisition, individually or in the aggregate, was significant as defined by Rule 1-02(w) of Regulation S-X. The Agriphar Acquisition and the CAS Acquisition were completed on October 1, 2014 and November 3, 2014, respectively, and therefore are already reflected in Platform's financial statements for all of fiscal year 2015.
The unaudited pro forma combined consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus is for informational purposes only and is not intended to represent or to be indicative of the consolidated results of operations or financial position that we would have reported had the Alent Acquisition and the Arysta Acquisition been completed as of the dates set forth in the unaudited pro forma combined consolidated financial information, and should not be taken as indicative of our future consolidated results of operations or financial position. The unaudited pro forma financial data has been prepared in accordance with the requirements of Article 11 of Regulation S-X of the Securities Act. However, neither the assumptions underlying the pro forma adjustments nor the resulting pro forma financial information have been audited or reviewed in accordance with any generally accepted auditing standards.
The unaudited pro forma combined consolidated financial information should be read in conjunction with the historical financial statements of Platform, Alent and Arysta, all incorporated by reference in this prospectus supplement and the accompanying prospectus.

iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein carefully, including the financial statements of Platform, Alent and Arysta and the notes to those financial statements incorporated by reference herein. Please also read "Risk Factors" contained herein, in the accompanying prospectus and in the documents incorporated by reference herein and therein for more information about important risks that you should consider before investing in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Forward-Looking Statements” for more information relating to these factors.
Our Company
We are a global, diversified producer of high-technology specialty chemical products. Our business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. We refer to our products as "dynamic chemistries" due to their intricate chemical compositions. Our dynamic chemistries are used in a wide variety of attractive niche markets and we believe that the majority of our operations hold strong positions in the product markets they serve.
Our strategy is to acquire and maintain leading positions in niche sectors of high-growth markets. As our name "Platform Specialty Products Corporation" implies, we continually seek opportunities to acquire and consolidate specialty chemical businesses on a global basis, particularly those meeting our "Asset-Lite, High-Touch" philosophy, which involves prioritizing extensive resources to research and development and highly technical customer service, while managing conservatively our investments in fixed assets and capital expenditures. We regularly review acquisition opportunities and may acquire businesses that meet our acquisition criteria when we deem it to be financially prudent. To date, we have completed seven acquisitions: the MacDermid Acquisition on October 31, 2013, the Agriphar Acquisition on October 1, 2014, the CAS Acquisition on November 3, 2014, the Arysta Acquisition on February 13, 2015, the OMG Acquisition on October 28, 2015, the Alent Acquisition on December 1, 2015 and the OMG Malaysia Acquisition on January 31, 2016.
We generate revenue through the formulation and sale of our dynamic chemistries and by providing highly-technical services to our customers through our extensive global network of specially trained service personnel. Our personnel work closely with our customers to ensure that the intricate chemical composition and function of our products are maintained as intended while ensuring that these products are applied safely and effectively by users globally. We believe that the fragmented nature of the specialty chemical products market will continue to provide significant opportunities for growth and that our combined company will provide a strong platform on which to grow our business and expand our market shares in key geographic markets, particularly in emerging markets. For Performance Solutions, we believe the current addressable market is approximately $8 billion while its global addressable market is approximately $15 billion. For Agricultural Solutions, we believe the global addressable market is $54 billion.
We expect that the Prior Acquisitions and any future acquisitions will enhance our growth by extending our products breadth, developing higher-margin products and growing internationally. We intend to extend many of our product offerings through the development of new applications for our existing products or through synergistic combinations. Our goal is to target those geographies with attractive market fundamentals where our strengths in marketing, portfolio development, registration and customer education can add value for our customers.
Our History
We were initially incorporated with limited liability under the laws of the British Virgin Islands on April 23, 2013 under the name Platform Acquisition Holdings Limited. We completed our initial public offering in the United Kingdom on May 22, 2013, raising net proceeds of approximately $881 million, and were listed on the London Stock Exchange.
On October 31, 2013, we indirectly acquired substantially all of the equity of MacDermid Holdings, LLC ("MacDermid Holdings"), which, at the time, owned approximately 97% of MacDermid. As a result, we became a holding company for the MacDermid business. We acquired the remaining 3% of MacDermid on March 4, 2014. Concurrently with the closing of the MacDermid Acquisition, we changed our name to Platform Specialty Products Corporation. On January 22, 2014, we changed our jurisdiction of incorporation from the British Virgin Islands to Delaware, and on January 23, 2014, our shares of common stock began trading on the NYSE under the ticker symbol "PAH."
Our Business
We currently operate our business in two reportable business segments, Performance Solutions and Agricultural Solutions, as described below:
Performance Solutions – Our Performance Solutions segment formulates and markets dynamic chemistry solutions that are used in automotive production, commercial packaging and printing, electronics, and oil and gas production and drilling. Our products include surface and coating materials, functional convention coatings, electronic assembly materials, water-based hydraulic control fluids and photopolymers. In conjunction with the sale of these products, we provide extensive technical service and support when necessary to ensure superior performance of their application. Within this segment, we provide specialty chemicals to the following industries: Electronics, Electronics Assembly Materials, Industrial, Offshore and Commercial Packing and Printing. For the Electronics industry, we design and formulate a complete line of proprietary “wet” dynamic chemistries that our customers use to process the surface of printed circuit boards and other electronic components they manufacture. For the Electronics Assembly Materials industry, we develop, manufacture and sell innovative interconnected materials, primarily in the electronics market, used to assemble printed circuit boards and advanced semiconductor packaging. We also offer a small water treatment product line. For the Industrial industry, our dynamic chemistries are used for finishing, cleaning and providing surface coatings for a broad range of metal and non-metal surfaces which improve the performance or look of a component of an industrial part or process. For the Offshore industry, we produce water-based hydraulic control fluids for major oil and gas companies and drilling contractors for offshore deep water production and drilling applications. For the Commercial Packaging and Printing industries, we produce photopolymers through an extensive line of flexographic plates, used to produce printing plates for transferring images onto commercial packaging, including packaging for consumer food products, pet food bags, corrugated boxes, labels and beverage containers. In addition, we also produce photopolymer printing plates for the flexographic and letterpress newspaper and publications markets. Our Performance Solutions segment employs approximately 4,500 personnel which operate mainly in the Americas, Asia/Pacific region and Europe.
Agricultural Solutions – Our Agricultural Solutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. We offer to growers diverse crop protection solutions from weeds (herbicides), insects (insecticides) and diseases (fungicides), in foliar and seed treatment applications. We also offer a wide variety of proven biosolutions, including biostimulants, which stimulate plant growth and reproductive development, innovative nutrition, which optimizes the nutrition of plants, and biocontrol products, such as bioinsecticides and biofungicides, which perform the same task as conventional crop protection products without chemical residues.  We emphasize farmer economics and food safety by combining, when possible, biosolutions with crop protection and seed treatment agrochemicals.  Our Global Value Added Portfolio ("GVAP") consists of agrochemicals in the herbicides, insecticides, fungicides and seed treatment categories, based on patented or proprietary off-patent AIs.  Our Global BioSolutions Portfolio ("GBP") includes biostimulants, innovative nutrition and biocontrol products. We consider our GVAP and GBP to be key pillars for our sustainable growth. In addition, we offer regional off-patent AIs and certain non-crop products, including animal health products, such as honey bee protective miticides and certain veterinary vaccines. We employ approximately 4,000 personnel with a significant presence on high-growth regions such as Africa and the Middle East, South Asia, Latin America and Central and Eastern Europe.
Our operating segments include significant foreign operations. There are certain risks associated with our foreign operations. See Risk Factors— "Our substantial international operations subject us to risks not faced by domestic competitors" and "We are exposed to fluctuations in currency exchange rates, which may adversely affect our operating results and may significantly affect the comparability of our results between financial periods" included in this prospectus supplement.
Recent Developments
On July 12, 2016, we filed with the SEC a shelf registration statement on Form S-3, to which this prospectus supplement and the accompanying prospectus form a part and under which we may issue up to $1.0 billion of securities, including common stock, preferred stock and debt securities. The shelf registration statement was declared effective by the SEC on July 26, 2016.
On September 9, 2016, we agreed with Nalozo S.à.r.l. (the "Arysta seller") that from October 20, 2016 until the close of business on December 15, 2016, we may (i) settle all of our obligations with respect to our shares of Series B convertible preferred stock (the "Series B Convertible Preferred Stock") in exchange for a cash payment of $1.00 and the issuance of 5,500,000 shares of our common stock upon simultaneous conversion of the Series B Convertible Preferred Stock by the Arysta

seller, and (ii) settle for a payment of $460 million, our obligation to pay a “make whole payment” to the Arysta seller pursuant to a share purchase agreement among us, the Arysta seller and certain other parties thereto, dated as of October 20, 2014, as amended. The agreement includes mutual releases from any and all claims the parties may have had related to the Arysta share purchase agreement.
Rakesh Sachdev joined Platform on January 5, 2016 as our Chief Executive Officer. The board of directors of Platform (the "Board") also appointed Mr. Sachdev to serve as a Director on Platform's Board. Mr. Sachdev joined Platform with more than 28 years of management experience at leading public companies having most recently served as President and Chief Executive Officer of Sigma-Aldrich Corporation since 2010 through its recent acquisition by Merck KGaA. His previous positions at Sigma Aldrich included Vice President and Chief Financial Officer as well as Chief Administrative Officer. Earlier in his career, Mr. Sachdev held numerous senior management positions at ArvinMeritor, Inc. and Cummins Inc.
Diego Lopez Casanello joined Platform on February 1, 2016 as President of our Agricultural Solutions segment. Mr. Casanello joined Platform with over 20 years of experience at global diversified chemicals manufacturer BASF, having most recently served as Senior Vice President and head of the Agricultural Products Division, Asia Pacific. His previous positions at BASF included Senior Vice President of the Performance Chemicals Division, North America, as well as Chief Executive Officer and Managing Director of BASF Argentina. Mr. Casanello has held numerous other roles within the Agricultural Products Division of BASF, including Head of Global Marketing for Seed Treatment, Global Manager of New Business Development and Business Director for South Europe.
John E. Capps joined Platform on May 31, 2016 as Executive Vice President, General Counsel and Secretary. Before joining Platform, Mr. Capps was Executive Vice President - Administration, General Counsel and Secretary of Jarden Corporation, a Fortune 500 broad-based consumer products company ("Jarden"), where he served until April 2016 when Jarden merged with Newell Brands Inc. Previously, Mr. Capps worked with American Household, Inc. which was acquired by Jarden in January 2005, and as a private lawyer with the firm Sullivan & Cromwell LLP.
On January 31, 2016, we completed the OMG Malaysia Acquisition for an aggregate purchase price of approximately $124 million, net of acquired cash and closing working capital adjustments. OMG Malaysia is included in our Performance Solutions business segment. We financed the OMG Malaysia Acquisition with the proceeds from the public offering of shares of our common stock which closed on June 29, 2015.
As previously disclosed in our 2015 Annual Report, 2016 Q1 Form 10-Q and 2016 Q2 Form 10-Q, in connection with the implementation of our internal controls, policies and procedures at Arysta, a newly acquired subsidiary, following our acquisition of that business, we discovered certain payments made to third-party agents in connection with Arysta’s government tender business in West Africa which may be illegal or otherwise inappropriate. We have engaged outside counsel and an outside accounting firm to conduct an internal investigation (the "Internal Investigation") to review the legality of these and other payments made in Arysta’s West Africa tender business, including Arysta’s compliance with the Foreign Corrupt Practices Act of 1977 (the "FCPA"). We contacted the SEC and the U.S. Department of Justice to voluntarily inform them of this matter and we are fully cooperating with these governmental authorities as the Internal Investigation continues and as they review the matter. Although the Internal Investigation is still ongoing, at this time, based on the results to date, management does not currently believe that the amount of the payments in question, or any revenue or operating income related to those payments, are material to our business, results of operations, financial condition or liquidity.
In March and April 2016, a class action lawsuit entitled Dillard v. Platform Specialty Products Corporation, et al. and a shareholder derivative action entitled Tuttelman v. Platform Specialty Products Corporation, et al., respectively, were filed against Platform, certain of its former and current executive officers and, in the case of the derivative action, its directors in the U.S. District Court for the Southern District of Florida alleging that the defendants made material false and misleading statements relating to the Company's business, operational and compliance policies in light of the Internal Investigation. In June 2016, the shareholder derivative action was dismissed by the Court. On June 29, 2016, the Court appointed joint lead plaintiffs in the class action lawsuit, and on July 20, 2016, the plaintiffs filed an amended complaint with an expanded class period but stating substantially similar claims to those contained in the original complaint.  The class action lawsuit, which remains pending, is seeking unspecified damages. We believe this proceeding is without merit and intend to defend it vigorously.
As previously described in Note 26, Restatement of Unaudited Condensed Consolidated Financial Statements (unaudited), to the Consolidated Financial Statements included in our 2015 Annual Report, during the preparation of our annual financial statements for the fiscal year ended December 31, 2015, we discovered an error related to our income tax provision for the quarter ended September 30, 2015. The error was the result of recording an unrealized loss associated with foreign currency hedges entered into in connection with the Alent Acquisition as a temporary rather than permanent difference for income tax accounting purposes. As a result, we concluded that we were required to restate our unaudited financial information for our third quarter ended September 30, 2015. Our 2015 Annual Report includes the restatement of our unaudited financial statements for the third quarter ended September 30, 2015 in the aforementioned Note 26. Subsequently, as previously disclosed in our 2016 Q1 Form 10-Q, an error to goodwill and foreign currency translation adjustment of $72.8 million occurred relating to the Arysta Acquisition and was corrected as an out-of-period adjustment in such quarterly report. We subsequently concluded that this previously disclosed error also had the effect of understating cash flows provided by operating activities and cash flows used in investing activities by $72.8 million, and therefore further concluded that the previously reported information should no longer be relied upon. As a result, we restated our unaudited Condensed Consolidated Statement of Comprehensive Income, Condensed Consolidated Balance Sheet, Condensed Consolidated Statement of Cash Flows, Condensed Consolidated Statement of Changes in Stockholders' Equity and related notes, for and as of the three months ended March 31, 2015. This restatement is included in Note 20, Restatement of Unaudited Interim Condensed Consolidated Financial Statements (Unaudited) to the unaudited interim Condensed Consolidated Financial Statements included in our 2016 Q1 Form 10-Q, incorporated by reference herein. The error had no impact on the net decrease in cash and cash equivalents for the quarter ended March 31, 2015 and cash balances as of March 31, 2015. Except as previously disclosed, these restatements had no impact on prior periods.
As previously disclosed in our 2016 Q2 Form 10-Q, 2016 Q1 Form 10-Q and our 2015 Annual Report, due to material weaknesses in our internal control over financial reporting, our disclosure controls and procedures were not effective beginning as of December 31, 2015. These material weaknesses, which are more fully described in our 2015 Annual Report, relate to insufficient complement of personnel with an appropriate level of accounting knowledge, experience and training commensurate with our financial reporting requirements. Our management is actively engaged in implementing the remediation initiatives described in our 2015 Annual Report and 2016 Q1 Form 10-Q which are designed to address these material weaknesses. As indicated in our 2016 Q1 Form 10-Q, we completed the implementation of a global tax reporting system during the first quarter of 2016. As indicated in our 2016 Q2 Form 10-Q, during the second quarter of 2016, we continued our remediation efforts towards the following actions, which were previously described in the 2016 Q1 Form 10-Q and which remain on-going as of the date of this prospectus supplement:

•	implementation of a global consolidation and planning system;

•	implementation of control processes relating to newly-acquired businesses and non-routine transactions;

•	implementation of enhanced monitoring controls relating to the financial reporting and performance of our newly-acquired businesses;

•	implementation of enhanced financial planning and analysis function within our businesses and at the corporate level;

•	addition of further qualified resources to our corporate and segment staff;

•	enhancement of the controllership function in our newly-acquired businesses; and

•	continued recruiting efforts to hire qualified personnel.
While significant progress has been made, additional time is needed to fully implement and demonstrate the effectiveness of the remediation initiatives and until remediated, the material weaknesses described above could result in material misstatements of our annual or interim consolidated financial statements that would not be prevented or detected. We are committed to operating effective controls, and management continues to regularly assess the progress and sufficiency of the ongoing initiatives and make adjustments as and when necessary.
Risks Relating to Our Business
Our business is subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should consider the following risks, which are discussed more fully in this prospectus supplement as well as our 2015 Annual Report and 2016 Q2 Form 10-Q, both incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	our business model depends on our ability to consummate future acquisitions and to successfully integrate acquisitions into our business;

•	our substantial indebtedness may adversely affect our cash flow and our ability to operate our business and fulfill our obligations under our indebtedness;

•	our business, results of operations and financial conditions depend on our ability to attract and retain key personnel, including our executive officers, and to effectively manage succession;

•	the accuracy and timeliness of our financial reporting depends on our ability to remediate our existing material weaknesses in our internal control over financial reporting;

•
maintaining an effective internal control environment with operations in multiple international locations, including language differences, varying levels of U.S. GAAP expertise in international locations and multiple financial information systems may present certain challenges;

•	our existing material weaknesses may require the restatement of previously issued financial statements for additional periods;

•
foreign exchange controls or other currency restrictions and limitation on the movement of funds, including the prohibition of the repatriation of funds, may result in adverse tax consequences and tax inefficiencies;

•	our business and results of operations depend on our ability to protect and preserve our intellectual property rights;

•	adverse weather conditions, business cycles as well as seasonality, may cause fluctuation in the revenue and operating results of our Agricultural Solutions business;

•
conditions in the global economy, as well as social, political or economic instability, acts of wars and terrorism and natural disasters or other crisis may directly adversely affect our substantial international operations and financial condition;

•	failure to comply with the FCPA and other similar anti-corruption laws could subject us to penalties and damage our reputation;

•	agrochemical products are highly regulated by governmental agencies in countries where we do business; and

•
our business involves chemicals manufacturing, which is both inherently hazardous and subject to evolving laws and regulations (including, but not limited to, the June 2016 amendments to the U.S. Toxic Substances Control Act and the EU REACH Substances of Very High Concern program) that could result in material costs relating to regulatory compliance, liabilities or litigation proceedings or other impacts, such as restrictions or prohibitions on our products.

These risks, among others, may have a material adverse effect on our business, financial condition or results of operations, which could cause the trading price of our shares of common stock to decline and result in a loss of all or a portion of your investment.
Corporate Information
Our principal office is located at 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, and our telephone number at that address is (561) 207-9600. We maintain a website at www.platformspecialtyproducts.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus supplement.

THE OFFERING
The summary below is not intended to be complete. For a more detailed description of our common stock, see "Description of Capital Stock - Common Stock" in the accompanying prospectus.

Shares offered by us............................................	42,424,242Shares

Common Stock to be outstanding immediately after this offering.................................................	272,057,150 shares (or 278,420,786 shares if the underwriters exercise in full their option to purchase additional shares) based upon 229,632,908 shares outstanding as of September 15, 2016.

Option to purchase additional shares................	We have granted the underwriters a 30-day option to purchase up to 6,363,636 additional shares of our common stock.

Use of proceeds....................................................
We intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the alternative settlement of certain obligations relating to our Series B Convertible Preferred Stock. See "Use of Proceeds."

Dividend policy....................................................	We have never paid any cash dividends on our common stock. We intend to retain earnings to fund our working capital needs and growth opportunities and do not intend to pay any cash dividends.

Holders of shares of our Series A preferred stock (the "Series A Preferred Stock") are entitled to receive an annual stock dividend based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends.

No dividend may be declared on any other series of preferred stock, other than the Series A Preferred Stock, or common stock without the prior approval of a majority of the holders of the shares of our Series B Convertible Preferred Stock.

Market for our common stock..........................	Our shares of common stock are currently listed on the NYSE.

NYSE ticker symbol............................................	“PAH”

Risk Factors.........................................................
Investing in our common stock involves substantial risks. You should carefully consider all the information included or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under "Risk Factors" beginning on page S-24 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

Unless otherwise indicated, the information presented in this prospectus supplement:

•	assumes no exercise by the underwriters of their option to purchase up to 6,363,636 additional shares of our common stock; and

•
excludes, in reference to the number of shares of common stock outstanding after this offering, (i) 2,000,000 shares of our common stock issuable upon the conversion of shares of Series A Preferred Stock; (ii) 22,107,590 shares of our common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock, (iii) 7,997,665 shares of our common stock issuable upon exchange of shares of common stock of our subsidiary, Platform Delaware Holdings, Inc.; (iv) 565,198 shares of our common stock issuable upon exercise of options; (v) 12,387,681 shares of our common stock currently available for issuance under our Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the "2013 Plan") (subject to increase in accordance with the terms of such plan), (vi) 2,348,687 shares of our common stock underlying restricted stock units ("RSUs") issued under the 2013 Plan; and (vii) 5,026,150 shares of common stock currently available for issuance under our Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan (the "2014 ESPP").

SUMMARY FINANCIAL DATA
The following table presents summary consolidated historical financial data for us and our Predecessor as of the dates and for each of the periods indicated. The summary consolidated historical data for the Successor 2015 Period, the Successor 2014 Period and the Successor 2013 Period and as of December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated historical data for our Predecessor 2013 Period has been derived from the audited consolidated financial statements of our Predecessor incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated historical data for the Successor 2016 Six Month Period and as of June 30, 2016 and the Successor 2015 Six Month Period and as of June 30, 2015, have been derived from our unaudited condensed consolidated interim financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated historical financial data for such interim periods contain all normal recurring adjustments that, in the opinion of management, are necessary for a fair statement of the financial information set forth in those statements.
The summary comparable financial data for the six months ended June 30, 2016 and the last twelve months ended June 30, 2016 give effect to the Alent, OMG and OMG Malaysia Acquisitions and the related financings as if they had been consummated on January 1, 2015. The summary financial data included in this section is not necessarily indicative of future results and should be read in conjunction with "Capitalization" as well as the financial statements of Platform, Arysta and Alent and the pro forma financial information filed with respect to such acquisitions, and the respective notes thereto, in each case, incorporated by reference in this prospectus supplement and the accompanying prospectus.
In this section, we present comparable net (loss) income available to common stockholders, comparable sales, comparable cost of sales, comparable gross profit, Adjusted EBITDA, Adjusted EBITDA margin, segment comparable Adjusted EBITDA and segment comparable sales, which are non-GAAP financial measures. Alent's and the OM Businesses' methods of calculating their Adjusted EBITDA differed from our method of calculating Adjusted EBITDA and, as a result, the financial information and synergies included or incorporated by reference herein may not be comparable and/or indicative of our future results of operations. As such, you are cautioned not to place undue reliance on this information. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measure, please refer to the applicable reconciliation tables and " - Definitions of Non-GAAP Financial Measures" included in this section.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Predecessor		Successor		Combined Successor and Predecessor (Non-GAAP)	Successor
(amounts in millions)	Period from January 1, 2013 to October 31, 2013		Period from Inception (April 23, 2013) to December 31, 2013		Year Ended December 31, 2013	Year Ended December 31, 2014		Year Ended December 31, 2015		Six Months Ended June 30, 2015		Six Months Ended June 30, 2016
Statement of Operations Data
Net sales	$627.7		$118.2		$746.0	$843.2		$2,542.3		$1,209.9		$1,745.4
Cost of sales	304.9		82.5		366.8	446.6		1,550.4		734.2		1,008.8
Gross profit	322.8		35.7		379.2	396.6		991.9		475.7		736.6
Total operating expenses	231.1		231.3		275.5	387.1		920.3		429.5		589.6
Operating profit (loss)	91.7	(1)	(195.6)	(2)	103.7	9.5	(3)	71.6	(4)	46.2	(5)	147.0	(6)
Other expense	(65.2)		(5.8)		(49.9)	(40.4)		(300.9)		(57.1)		(244.1)
Income (loss) before income taxes, non-controlling interests and dividends on preferred shares	26.5	(1)	(201.4)	(2)	53.8	(30.9)	(3)	(229.3)	(4)	(10.9)	(5)	(97.1)	(6)
Income tax (expense)benefit	(13.0)		5.8		(23.2)	6.7		(75.1)		(24.5)		(45.3)
Net income (loss)	13.5	(1)	(195.6)	(2)	30.6	(24.2)	(3)	(304.4)	(4)	(35.4)	(5)	(142.4)	(6)
Net (income) loss attributable to non-controlling interests	(0.3)		1.4		0.2	(5.7)		(4.2)		(3.5)		(1.2)
Net income (loss) attributable to stockholders	13.2		(194.2)		30.8	(29.9)		(308.6)		(38.9)		(143.6)
Accrued stock dividend on Founder's preferred shares	—		—		—	(232.7)		—		—		—
Accrued payment-in-kind dividend on cumulative preferred shares	(22.4)		—		—	—		—		—		—
Net income (loss) attributable to common stockholders	$(9.2)		$(194.2)		$30.8	$(262.6)		$(308.6)		$(38.9)		$(143.6)
Other Financial Data
Adjusted EBITDA(*)	$152.7		$27.4			$212.2		$567.7		$299.8		$361.3
* For a definition of "Adjusted EBITDA," please refer to "Summary Financial Data - Definition of Non-GAAP Financial Measures" below.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Successor
(amounts in millions)	As of December 31, 2013	As of December 31, 2014	As of December 31, 2015	As of June 30, 2016
Balance Sheet Data
Cash and cash equivalents	$123.0	$397.3	$432.2	$341.7
Restricted cash	—	600.0	0.3	0.9
Working capital ( * )	263.8	1,335.8	1,208.1	1,132.3
Total assets	2,258.5	4,547.3	10,190.2	10,672.0
Total debt	750.6	1,405.6	5,228.3	5,348.7
Redeemable preferred stock - Series B	—	—	645.9	645.9
Total equity	1,115.1	2,552.6	2,273.3	2,567.9
(*) Working capital is defined as current assets less current liabilities.
Comparability of the tables above is affected by the following acquisitions: OMG Malaysia in January 2016, Alent in December 2015, OMG in October 2015, Arysta in February 2015, CAS in November 2014, Agriphar in October 2014, and MacDermid in October 2013.

(1)	The results presented include the following significant items affecting comparability in the Predecessor 2013 Period:

•
transaction costs of $16.9 million, primarily comprised of professional fees and fees paid to the Predecessor's stockholders resulting from management fees payable in conjunction with the MacDermid Acquisition; and

•	deemed compensation expense related to pre-acquisition share awards of approximately $9.3 million.

(2)	The results presented include the following significant items affecting comparability in the Successor 2013 Period:

•	non-cash charge related to the Series A Preferred Stock dividend rights of $172.0 million;

•	purchase accounting adjustment of $23.9 million charged to cost of sales for the manufacturer’s profit in inventory adjustment; and

•	transaction costs, primarily comprised of professional fees of $15.2 million.

(3)
In addition to the consolidation impact of the 2014 acquisitions and related valuation of intangible assets, the results presented include the following significant items affecting comparability in the Successor 2014 Period:

•	purchase accounting adjustment of $35.5 million charged to cost of sales for the manufacturer’s profit in inventory adjustment;

•	non-cash fair value adjustment to long-term contingent consideration costs of $29.1 million; and

•	acquisition-related costs, including restructuring and integration of $47.8 million.

(4)
In addition to the consolidation impact of the 2015 acquisitions and related valuation of intangible assets, the results presented include the following significant items affecting comparability in the Successor 2015 Period:

•	purchase accounting adjustment of $76.5 million charged to cost of sales for the manufacturer’s profit in inventory adjustment;

•	acquisition-related costs, including restructuring and integration costs of $147.7 million;

•	loss on foreign exchange contracts of $73.7 million related to the hedging of the purchase price in the Alent Acquisition.

(5)	The results presented include the following significant items affecting comparability in the Successor Six Month 2015 Period:

•	purchase accounting adjustment of $56.7 million charged to cost of sales for the manufacturer’s profit in inventory adjustment;

•	acquisition-related costs, including restructuring and integration costs of $69.1 million; and

•	a favorable legal settlement of $16.0 million.

(6)
In addition to the consolidation impact of the 2015 and 2016 acquisitions and related valuation of intangible assets, the results presented include the following significant items affecting comparability in the Successor Six Month 2016 Period:

•	purchase accounting adjustment of $11.7 million charged to cost of sales for the manufacturer’s profit in inventory adjustment; and

•	acquisition-related costs, including restructuring and integration costs of $36.4 million.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS TO
ADJUSTED EBITDA (NON-GAAP)
(Unaudited)
The following table reconciles Net loss attributable to common stockholders to Adjusted EBITDA for the periods indicated below. For a definition of "Adjusted EBITDA," please refer to "Summary Financial Data - Definition of Non-GAAP Financial Measures" below.

	Predecessor		Successor
(amounts in millions)	Period from January 1, 2013 to October 31, 2013		Period from Inception (April 23, 2013) to December 31, 2013		Year Ended December 31, 2014		Year Ended December 31, 2015		Six Months Ended June 30, 2015		Six Months Ended June 30, 2016
Net loss attributable to common stockholders	$(9.2)		$(194.2)		$(262.6)		$(308.6)		$(38.9)		$(143.6)
Net income attributable to the non-controlling interests	0.3		(1.4)		5.7		4.2		3.5		1.2
Income tax expense (benefit)	13.0		(5.8)		(6.7)		75.1		24.5		45.3
Net income (loss) before income taxes and non-controlling interests	4.1		(201.4)		(263.6)		(229.3)		(10.9)		(97.1)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense, net	45.9		5.4		37.9		213.9		90.5		191.2
Depreciation and amortization expense	32.8		12.8		88.0		251.0		114.2		168.0
Accrued payment-in-kind dividend on cumulative preferred shares	22.4		—		—		—		—		—
Acquisition and integration costs	16.9	(1)	15.2	(1)	47.8	(1)	92.9	(1)	55.4	(1)	24.2	(1)
Debt extinguishment	18.8	(2)	—		—		—		—		—
Non-cash charges related to preferred dividend rights	—		172.0	(3)	—		—		—		—
Accrued stock dividend on Founder's preferred shares	—		—		232.7	(3)	—		—		—
Manufacturer’s profit in inventory purchase accounting adjustments	—		23.9	(4)	35.5	(4)	76.5	(4)	56.7	(4)	11.7	(4)
Non-cash change in fair value of contingent consideration	—		(0.7)	(5)	29.1	(5)	6.8	(5)	3.6	(5)	4.1	(5)
Foreign exchange losses (gains) on foreign denominated external and internal debt	—		—		1.1	(6)	46.4	(6)	(6.1)	(6)	46.8	(6)
Fair value loss on foreign exchange forward contract	—		—		—		73.7	(7)	—		—
Restructuring expenses	4.5		3.5	(8)	3.0	(8)	54.8	(8)	13.7	(8)	12.2	(8)
Legal settlements	—		—		—		(16.0)	(9)	(16.0)	(9)	(2.8)	(9)
Long-term compensation issued in connection with acquisitions	9.3		0.5	(10)	1.3	(10)	0.1		1.7	(10)	0.4	(10)
Other	(2.0)		(3.8)		(0.6)		(3.1)		(3.0)		2.6
Adjusted EBITDA	$152.7		$27.4		$212.2		$567.7		$299.8		$361.3

(1) Adjustment for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees, transfer taxes, costs associated with an investigation related to certain past business practices of Arysta, an acquired company, costs of integrating acquisitions, and bonuses paid to a member of management of an acquired company related to completed acquisitions. The Company adjusts these costs because they are not reflective of ongoing operations.

(2) Adjustment to reverse debt extinguishment charge in connection with debt incurred as a result of the Predecessor's recapitalization
(3) Adjustment for non-cash charge related to the Series A Preferred Stock dividend rights in connection with the MacDermid Acquisition.
(4) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales. The Company adjusts these costs because they are not reflective of ongoing operations.

(5) Adjustment for the change in fair value of the contingent consideration in connection with the MacDermid Acquisition. The Company adjusts these costs because they are not reflective of ongoing operations.

(6) Adjustment for foreign exchange gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.

(7) Adjustment to reverse loss on economic hedges related to the Alent Acquisition.
(8) Adjustment for cost of restructuring acquired businesses. The Company adjusts these costs because they are not reflective of ongoing operations.
(9) Adjustment to reverse gain on legal settlement, including reimbursement of legal fees.
(10) Adjustment for the portion of long-term compensation plans associated with the Performance Solutions Acquisitions for 2016 and the Agricultural Solutions Acquisitions for 2015. The Company adjusts these costs because they are not reflective of ongoing operations. The Company does not adjust for the cost of non-acquisition related ongoing long-term compensation plans.

RECONCILIATION OF NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited)
The following tables contain unaudited comparable financial information which assumes full period contribution of all our acquired businesses to date. This information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had our Prior Acquisitions been completed as of the dates indicated, or that may be achieved in the future. Historical financial results and information included herein relating to these acquired businesses were derived from public filings, when applicable, and/or information provided by management of these businesses prior to their acquisitions by Platform. In addition, financial information for some of these acquired businesses were historically prepared in accordance with non-GAAP accounting methods and may or may not be comparable to our financial statements. Consequently, you are cautioned not to place undue reliance on these results and information as they may not be representative of our actual and future results as a consolidated company. For definitions of Adjusted EBITDA and comparable Adjusted EBITDA, please refer to "Summary Financial Data - Non-GAAP Definitions" below.

	Year ended December 31, 2015
(amounts in millions)	Platform (Historical)		Arysta (Historical) for the period from January 1, 2015 to February 12, 2015		Alent (Historical) for the eleven months ended November 30, 2015	( * )	OM (Historical) for the ten months ended October 31, 2015		OM Malaysia (Historical) for the twelve months ended December 31,2015	Comparable Platform (Non-GAAP)
Net sales	$2,542.3		$87.5		$847.8		$103.8		$38.6	$3,620.0
Cost of sales	1,550.4		54.0		499.3		68.7		24.3	2,196.7
Gross profit	$991.9		$33.5		$348.5		$35.1		$14.3	$1,423.3

Net (loss) income available to common stockholders	$(308.6)		$(64.9)		$54.5		$2.4		$10.0	$(306.6)

Adjustments to reconcile to Adjusted EBITDA:
Net income attributable to the non-controlling interests	$4.2		$0.1		$—		$—		$—	$4.3
Income tax expense (benefit)	75.1		(2.5)		17.3		1.6		2.9	94.4
Interest expense, net	213.9		48.3		7.0		(0.1)		—	269.1
Depreciation and amortization expense	251.0		10.1		14.1		8.0		0.3	283.5
Acquisition and integration costs	92.9	(1)	—		—		—		—	92.9
Manufacturer’s profit in inventory purchase accounting adjustments	76.5	(2)	—		—		—		—	76.5
Non-cash change in fair value of contingent consideration	6.8		—		—		—		—	6.8
Foreign exchange losses (gains) on foreign denominated external and internal debt	46.4	(3)	12.8	(3)	(2.8)	(3)	—		—	56.4
Fair value loss on foreign exchange forward contract	73.7	(4)	—		—		—		—	73.7
Restructuring expenses	54.8	(5)	1.3	(5)	6.2	(5)	2.7	(5)	—	65.0
Legal settlements	(16.0)	(6)	—		—		—		—	(16.0)
Long-term compensation issued in connection with acquisitions	0.1		—		1.1		—		—	1.2
Corporate development costs	—		—		47.4		—		—	47.4
Share of joint venture income	—		—		(1.8)		—		—	(1.8)
Other	(3.1)		(2.2)		0.1		—		—	(5.2)
Adjusted EBITDA (7)	$567.7		$3.0		$143.1		$14.6		$13.2	$741.6

(1) Adjustment for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees; transfer taxes; and bonuses paid to a member of management of an acquired company related to the completion the Arysta Acquisition. The Company adjusts these costs because they are not reflective of ongoing operations.

(2) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales primarily related to the Agricultural Solutions Acquisitions. The Company adjusts these costs because they are not reflective of ongoing operations.

(3) Adjustment for foreign exchange gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.

(4) Adjustment to reverse loss on economic hedges related to the Alent Acquisition.
(5) Adjustment for cost of restructuring acquired businesses in both the Agricultural Solutions and Performance Solutions segments. The Company adjusts these costs because they are not reflective of ongoing operations.

(6) Adjustment to reverse gain on legal settlement including reimbursement of legal fees.
(7) The twelve months ended December 31, 2015 Adjusted EBITDA results include synergies that were achieved as a result of businesses in our Agricultural Solutions Segment of $38 million, of which $13 million occurred in the first half of 2015 Excluded from this measure are anticipated synergies that may be achieved of approximately $42 million in the Agricultural Solutions segment (to be phased in by the end of 2017) and approximately $70 million in the Performance Solutions segment (to be phased in over a period of three years).

(*) Reconciliation to Alent's historical financial statements for the nine months ended September 30, 2015 appears on the following page.

	Pound Sterling				U.S. Dollars
(amounts in millions)	Alent (Historical)as issued for the nine months ended Sept 30, 2015	Alent (Historical)Two months ended November 30 2015	Alent Adjustments	Alent (Historical) for the eleven months ended November 30, 2015	Converted from Pound Sterling to U.S. Dollars (1)	Classification in accordance with GAAP
Revenue	£453.5	£100.1	£—	£553.6	$847.8	Net Sales
Manufacturing cost before exceptional items	(268.1)	(57.9)	—	(326.0)	(499.3)	Cost of Sales
Administration, selling and distribution cost before exceptional items	(116.1)	(26.7)	(1.1)	(143.9)	(199.3)	STG&A
					(21.2)	Research and development
Operating profit before exceptional items	69.3	15.5	(1.1)	83.7	128.0
Exceptional items	(10.2)	(24.8)	—	(35.0)	(0.6)	STG&A
					(5.3)	STG&A
					(47.4)	STG&A
Operating profit	59.1	(9.3)	(1.1)	48.7	74.7
			1.7	1.7	2.6	Other
Share of post-tax profit of joint ventures	0.6	0.5	—	1.1	1.8	Other
Finance costs	(4.0)	(0.8)	—	(4.8)	(6.3)	Interest, net
					(1.3)	STG&A
Finance income	0.2	—	—	0.2	0.3	Interest, net
Profit before tax	55.9	(9.6)	0.6	46.9	71.8
Income tax costs - ordinary activities	(19.6)	(11.5)	0.6	(30.5)	(46.7)	Income tax benefit (provision)
Income tax costs - exceptional items	17.4	1.8	—	19.2	29.4	Income tax benefit (provision)
Profit for the period	£53.7	£(19.3)	£1.2	£35.6	$54.5
Adjustments to reconcile to Adjusted EBITDA:
Income tax costs - ordinary activities of £19.6 net of Income tax costs - exceptional items of £(17.4)	£2.2	£9.7	£(0.6)	£11.3	$17.3	Income tax expense (benefit)
Finance costs of £4.0, net of Finance income of £0.2	3.8	0.8	—	4.6	7.0	Interest expense, net
Depreciation	6.8	1.4	1.0	9.2	14.1	Depreciation and amortization expense
			(1.8)	(1.8)	(2.8)	Foreign exchange losses (gains) on foreign denominated external and internal debt
Restructuring charges	3.0	1.1	(0.3)	3.8	6.2	Restructuring expenses
Litigation settlements	(0.7)	—	0.7	—	—	Legal settlements
Equity based compensation	—	0.2	0.5	0.7	1.1	Long-term compensation issued in connection with acquisitions
Corporate development charges	7.9	23.7	(0.4)	31.2	47.4	Corporate development costs
Share of post-tax profit of joint ventures	(0.6)	(0.5)	—	(1.1)	(1.8)	Share of joint venture income
Other	0.5	—	(0.4)	0.1	0.1	Other
Adjusted EBITDA	£76.6	£17.1	£(0.1)	£93.6	$143.1

(1) Amounts were calculated utilizing a blended Pound Sterling to U.S. Dollar exchange rate of 1.5156, 1.5334 and 1.5489 for the three month periods ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, and a blended rate of 1.5168 for the two month period ended November 30, 2015.

	Last Twelve Months Ended June 30, 2016
(amounts in millions)	Platform Historical for the Last twelve months ended 6/30/16		Alent for the period 7/1/15 to 12/2/15	( * )	OM for the period 7/1/15 to 10/27/15		OM Malaysia for the period 7/1/15 to 1/31/16	Comparable Platform (Non-GAAP)
Net Sales	$3,077.8		$379.6		$41.4		$18.3	$3,517.1
Cost of sales	1,825.0		221.4		29.2		11.2	2,086.8
Gross profit	$1,252.8		$158.2		$12.2		$7.1	$1,430.3

Net (loss) income available to common stockholders	$(413.3)		$(15.4)		$3.6		$5.0	$(420.1)

Adjustments to reconcile to Adjusted EBITDA:
Net income attributable to the non-controlling interests	$1.9		$—		$—		$—	$1.9
Income tax expense (benefit)	95.9		23.1		0.9		1.5	121.4
Interest expense, net	314.6		3.2		(0.1)		—	317.7
Depreciation and amortization expense	304.8		6.5		3.2		0.2	314.7
Acquisition and integration costs	61.7	(1)	—		—		—	61.7
Manufacturer’s profits in inventory purchase accounting adjustments	31.5	(2)	—		—		—	31.5
Non-cash change in fair value of contingent consideration	7.3		—		—		—	7.3
Foreign exchange losses (gains) on foreign denominated external and internal debt	99.3	(3)	2.8	(3)	—		—	102.1
Fair value loss on foreign exchange forward contract	73.7	(4)	—		—		—	73.7
Restructuring expenses	53.3	(5)	3.4	(5)	0.7	(5)	—	57.4
Legal settlements	(2.8)	(6)	—		—		—	(2.8)
Long-term compensation issued in connection with acquisitions	(1.2)		0.6		—		—	(0.6)
Corporate development costs	—		45.0		—		—	45.0
Share of joint venture income	—		(1.3)		—		—	(1.3)
Other	2.5		(0.5)		—		—	2.0
Adjusted EBITDA (7)	$629.2		$67.4		$8.3		$6.7	$711.6

(1) Adjustment for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees; transfer taxes; costs associated with an investigation related to certain past business practices of Arysta, an acquired company, and costs of integrating acquisitions; and bonuses paid to a member of management of an acquired company related to the completion the Arysta Acquisition. The Company adjusts these costs because they are not reflective of ongoing operations.

(2) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales primarily related to the Agricultural Solutions Acquisitions. The Company adjusts these costs because they are not reflective of ongoing operations

(3) Adjustment for foreign exchange gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.

(4) Adjustment to reverse loss on economic hedges related to the Alent Acquisition.
(5) Adjustment for cost of restructuring acquired businesses in both the Agricultural Solutions and Performance Solutions segments. The Company adjusts these costs because they are not reflective of ongoing operations.

(6) Adjustment to reverse gain on legal settlement including reimbursement of legal fees.
(7) The last twelve months ended June 30, 2016 Adjusted EBITDA results include synergies that were achieved as a result of combination of businesses in our (i) Agricultural Solutions Segment of $39 million, and in our (ii) Performance Solutions Segment of $11 million. Excluded from this measure are anticipated synergies that may be achieved of approximately $28 million in the Agricultural Solutions segment (to be phased in by the end of 2017) and approximately $59 million in the Performance Solutions segment (to be phased in over a period of three years).

(*) Reconciliation to Alent's historical financial statements for the nine months ended September 30, 2015 and the six months ended June 30, 2015 appears on the following page.

	Pound Sterling						U.S. Dollars
(amounts in millions)	Alent (Historical)as issued for the nine months ended Sept 30, 2015	Alent (Historical) as issued for the six months ended June 30, 2015	Three months ended Sept 30, 2015	Alent (Historical)Two months ended November 30 2015	Alent Adjustments	Alent (Historical) for the period 7/1/15 to 11/30/15	Converted from Pound Sterling to U.S. Dollars (1)	Classification in accordance with GAAP
Revenue	£453.5	£307.1	£146.4	£100.1	£—	£246.5	$379.6	Net Sales
Manufacturing cost before exceptional items	(268.1)	(182.3)	(85.8)	(57.9)	—	(143.7)	(221.4)	Cost of Sales
Administration, selling and distribution cost before exceptional items	(116.1)	(79.8)	(36.3)	(26.7)	(0.5)	(63.5)	(88.6)	STG&A
							(9.3)	R&D
Operating profit before exceptional items	69.3	45.0	24.3	15.5	(0.5)	39.3	60.3
Exceptional items	(10.2)	(3.4)	(6.8)	(24.8)	—	(31.6)	(0.6)	STG&A
							(2.5)	STG&A
							(45.0)	STG&A
Operating profit	59.1	41.6	17.5	(9.3)	(0.5)	7.7	12.2
					(1.5)	(1.5)	(2.4)	Other
Share of post-tax profit of joint ventures	0.6	0.3	0.3	0.5	—	0.8	1.3	Other
Finance costs	(4.0)	(2.6)	(1.4)	(0.8)	—	(2.2)	(2.9)	Interest, net
							(0.7)	STG&A
Finance income	0.2	0.1	0.1	—	—	0.1	0.2	Interest, net
Profit before tax	55.9	39.4	16.5	(9.6)	(2.0)	4.9	7.7
Income tax costs - ordinary activities	(19.6)	(12.7)	(6.9)	(11.5)	0.1	(18.3)	(28.0)	Income tax
Income tax costs - exceptional items	17.4	16.0	1.4	1.8	—	3.2	4.9	Income tax
Profit for the period	£53.7	£42.7	£11.0	£(19.3)	£(1.9)	£(10.2)	$(15.4)
Adjustments to reconcile to Adjusted EBITDA:
Income tax costs - ordinary activities of £19.6 net of Income tax costs - exceptional items of £(17.4) for the nine months ended September 30, 2015 and £12.7 and £(16.0), respective for the six months ended June 30, 2015	£2.2	£(3.3)	£5.5	£9.7	£(0.1)	£15.1	$23.1	Income tax expense (benefit)
Finance costs of £4.0, net of Finance income of £0.2 for the nine months ended September 30, 2015 and £2.6 and £0.1, respective for the six months ended June 30, 2015	3.8	2.5	1.3	0.8	—	2.1	3.2	Interest expense, net
Depreciation	6.8	4.6	2.2	1.4	0.6	4.2	6.5	Depreciation and amortization expense
					1.8	1.8	2.8	Foreign exchange losses on foreign denominated external and internal debt
Restructuring charges	3.0	1.7	1.3	1.1	—	2.4	3.4	Restructuring expenses
Litigation settlements	(0.7)	(0.7)	—	—	—	—	—	Legal settlements
Equity based compensation	—	—	—	0.2		0.2	0.6	Long-term compensation issued in connection with acquisitions
Corporate development charges	7.9	2.4	5.5	23.7	—	29.2	45.0	Corporate development costs
Share of post-tax profit of joint ventures	(0.6)	(0.3)	(0.3)	(0.5)	—	(0.8)	(1.3)	Share of joint venture income
Other	0.5	0.3	0.2	—	(0.3)	(0.1)	(0.5)	Other
Adjusted EBITDA	£76.6	£49.9	£26.7	£17.1	£0.1	£43.9	$67.4
(1) Amounts were calculated utilizing a blended Pound Sterling to U.S. Dollar exchange rate of 1.5156, 1.5334 and 1.5489 for the three month periods ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, and a blended rate of 1.5168 for the two month period ended November 30, 2015.

	Six Months Ended June 30, 2015
(amounts in millions)	Platform Historical for the six months ended 6/30/15		Arysta for the period 1/1/15 to 2/13/15		Alent for the period 1/1/15 to 6/30/15	( * )	OM for the period 1/1/15 to 6/30/15		OM Malaysia for the period 1/1/15 to 6/30/15	Comparable Platform (Non-GAAP)
Net sales	$1,209.9		$87.5		$468.2		$62.4		$20.3	$1,848.3
Cost of sales	734.2		54.0		277.9		39.5		13.1	1,118.7
Gross profit	$475.7		$33.5		$190.3		$22.9		$7.2	$729.6

Net (loss) income available to common stockholders	$(38.9)		$(64.9)		$69.9		$(1.2)		$5.0	$(30.1)

Adjustments to reconcile to Adjusted EBITDA:
Net income attributable to the non-controlling interests	$3.5		$0.1		$—		$—		$—	$3.6
Income tax expense (benefit)	24.5		(2.5)		(5.8)		0.7		1.4	18.3
Interest expense, net	90.5		48.3		3.8		—		—	142.6
Depreciation and amortization expense	114.2		10.1		7.6		4.8		0.1	136.8
Acquisition and integration costs	55.4	(1)	—		—		—		—	55.4
Manufacturer’s profits in inventory purchase accounting adjustments	56.7	(2)	—		—		—		—	56.7
Non-cash change in fair value of contingent consideration	3.6		—		—		—		—	3.6
Foreign exchange losses (gains) on foreign denominated external and internal debt	(6.1)	(3)	12.8	(3)	(5.6)	(3)	—		—	1.1
Fair value loss on foreign exchange forward contract	—		—		—		—		—	—
Restructuring expenses	13.7	(4)	1.3	(4)	2.8	(4)	2.0	(4)	—	19.8
Legal settlements	(16.0)	(5)	—		—		—		—	(16.0)
Acquisition put option expiration	—		—		—		—		—	—
Long-term compensation issued in connection with acquisitions	1.7		—		0.5		—		—	2.2
Corporate development costs	—		—		2.4		—		—	2.4
Share of joint venture income	—		—		(0.5)		—		—	(0.5)
Other	(3.0)		(2.2)		0.6		—		—	(4.6)
Adjusted EBITDA (6)	$299.8		$3.0		$75.7		$6.3		$6.5	$391.3

(1) Adjustment for costs associated with acquisitions, including costs of obtaining related financing such as investment banking, legal, and accounting fees; transfer taxes; and bonuses paid to a member of management of an acquired company related to the completion the Arysta Acquisition. The Company adjusts these costs because they are not reflective of ongoing operations.

(2) Adjustment for purchase accounting fair value adjustment to inventory associated with acquisitions charged to cost of sales primarily related to the Agricultural Solutions Acquisitions. The Company adjusts these costs because they are not reflective of ongoing operations

(3) Adjustment for foreign exchange gains and losses on intercompany and third-party long-term debt because these currencies are out of its control, are expected to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables with third parties.

(4) Adjustment for cost of restructuring acquired businesses in both the Agricultural Solutions and Performance Solutions segments. The Company adjusts these costs because they are not reflective of ongoing operations.

(5) Adjustment to reverse gain on legal settlement including reimbursement of legal fees.
(6) The six month period ended June 30, 2015 Adjusted EBITDA results include synergies that were achieved as a result of combination of businesses in our Agricultural Solutions Segment of $13 million. Excluded from this measure are anticipated synergies that may be achieved of approximately $67 million in the Agricultural Solutions segment (to be phased in by the end of 2017) and approximately $70 million in the Performance Solutions segment (to be phased in over a period of three years).

(*) Reconciliation to Alent's historical financial statements for the six months ended June 30, 2015 appears on the following page.

	Pound Sterling			U.S. Dollars
(amounts in millions)	Alent (Historical)as issued for the six months ended June 30, 2015	Alent Adjustments	Alent (Historical) for the six months ended June 30, 2015	Converted from Pound Sterling to U.S. Dollars (1)	Classification in accordance with GAAP
Revenue	£307.1	£—	£307.1	$468.2	Net Sales
Manufacturing cost before exceptional items	(182.3)	—	(182.3)	(277.9)	Cost of Sales
Administration, selling and distribution cost before exceptional items	(79.8)	(0.6)	(80.4)	(110.7)	STG&A
				(11.9)	R&D
Operating profit before exceptional items	45.0	(0.6)	44.4	67.7
Exceptional items	(3.4)	—	(3.4)	—	STG&A
				(2.8)	STG&A
				(2.4)	STG&A
Operating profit	41.6	(0.6)	41.0	62.5
		3.2	3.2	5.0	Other
Share of post-tax profit of joint ventures	0.3	—	0.3	0.5	Other
Finance costs	(2.6)	—	(2.6)	(3.4)	Interest, net
				(0.6)	STG&A
Finance income	0.1	—	0.1	0.1	Interest, net
Profit before tax	39.4	2.6	42.0	64.1
Income tax costs - ordinary activities	(12.7)	0.5	(12.2)	(18.7)	Income tax
Income tax costs - exceptional items	16.0	—	16.0	24.5	Income tax
Profit for the period	£42.7	£3.1	£45.8	$69.9
Adjustments to reconcile to Adjusted EBITDA:
Income tax costs - ordinary activities of £12.7 net of Income tax costs - exceptional items of £(16.0) for the six months ended June 30, 2015	£(3.3)	£(0.5)	£(3.8)	$(5.8)	Income tax expense (benefit)
Finance costs of £2.6, net of Finance income of £0.1 for the six months ended June 30, 2015	2.5	—	2.5	3.8	Interest expense, net
Depreciation	4.6	0.4	5.0	7.6	Depreciation and amortization expense
		(3.6)	(3.6)	(5.6)	Foreign exchange losses (gains) on foreign denominated external and internal debt
Restructuring charges	1.7	0.1	1.8	2.8	Restructuring expenses
Litigation settlements	(0.7)	0.7	—	—	Legal settlements
Equity based compensation	—	0.3	0.3	0.5	Long-term compensation issued in connection with acquisitions
Corporate development charges	2.4	(0.8)	1.6	2.4	Corporate development costs
Share of post-tax profit of joint ventures	(0.3)	—	(0.3)	(0.5)	Share of joint venture income
Other	0.3	0.1	0.4	0.6	Other
Adjusted EBITDA	£49.9	£(0.2)	£49.7	$75.7

(1) Amounts were calculated utilizing a blended Pound Sterling to U.S. Dollar exchange rate of 1.5156 and 1.5334 for the three month periods ended March 31, 2015 and June 30, 2015, respectively.

RECONCILIATION OF REPORTED SEGMENT RESULTS TO
COMPARABLE SEGMENT RESULTS (NON-GAAP)
(Unaudited)
Reconciliation of reported Segment Sales to Comparable Segment Sales
The following table reconciles segment sales to comparable sales for the year ended December 31, 2015. For a definition of comparable sales, please refer to "Summary Financial Data - Non-GAAP Definitions" below.

(amounts in millions)	Year Ended December 31, 2015
Performance Solutions	$801
- Acquisitions:
Alent	848
OM group	142
Performance Solutions Comparable Sales	1,791

Agricultural Solutions	1,741
- Acquisitions:
Arysta	88
Agricultural Solutions Comparable Sales	1,829

Total Comparable Sales	$3,620
Reconciliation of reported Segment Adjusted EBITDA to Comparable Segment Adjusted EBITDA
The following table reconciles segment Adjusted EBITDA to comparable segment Adjusted EBITDA for the year ended December 31, 2015. For a definition of "Adjusted EBITDA" and "Comparable Adjusted EBITDA" please refer to "Summary Financial Data - Non-GAAP Definitions" below. For definitions of comparable Adjusted EBITDA and comparable Adjusted EBIDTA, please refer to "Summary Financial Data - Non-GAAP Definitions" below.

(amounts in millions)		Year Ended December 31, 2015
Performance Solutions		$224
- Acquisitions:
Alent	( * )	143
OM group		28
- Corporate cost allocation		12
Performance Solutions Comparable Adj. EBITDA		$407

Agricultural Solutions		$343
- Acquisitions:
Arysta		3
- Corporate cost allocation		36
Agricultural Solutions Comparable Adj. EBITDA		$382

( * )	Reconciliation to Alent's historical financial statements for the nine months ended September 30, 2015 appears on the following page.

	Pound Sterling				U.S. Dollars
(amounts in millions)	Alent (Historical)as issued for the nine months ended Sept 30, 2015	Alent (Historical)Two months ended November 30 2015	Alent Adjustments	Alent (Historical) for the eleven months ended November 30, 2015	Converted from Pound Sterling to U.S. Dollars (1)	Classification in accordance with GAAP
Revenue	£453.5	£100.1	£—	£553.6	$847.8	Net Sales
Manufacturing cost before exceptional items	(268.1)	(57.9)	—	(326.0)	(499.3)	Cost of Sales
Administration, selling and distribution cost before exceptional items	(116.1)	(26.7)	(1.1)	(143.9)	(199.3)	STG&A
					(21.2)	Research and development
Operating profit before exceptional items	69.3	15.5	(1.1)	83.7	128.0
Exceptional items	(10.2)	(24.8)	—	(35.0)	(0.6)	STG&A
					(5.3)	STG&A
					(47.4)	STG&A
Operating profit	59.1	(9.3)	(1.1)	48.7	74.7
			1.7	1.7	2.6	Other
Share of post-tax profit of joint ventures	0.6	0.5	—	1.1	1.8	Other
Finance costs	(4.0)	(0.8)	—	(4.8)	(6.3)	Interest, net
					(1.3)	STG&A
Finance income	0.2	—	—	0.2	0.3	Interest, net
Profit before tax	55.9	(9.6)	0.6	46.9	71.8
Income tax costs - ordinary activities	(19.6)	(11.5)	0.6	(30.5)	(46.7)	Income tax benefit (provision)
Income tax costs - exceptional items	17.4	1.8	—	19.2	29.4	Income tax benefit (provision)
Profit for the period	£53.7	£(19.3)	£1.2	£35.6	$54.5
Adjustments to reconcile to Adjusted EBITDA:
Finance costs of £4.0, net of Finance income of £0.2	£3.8	£0.8	£—	£4.6	$7.0	Interest expense, net
Income tax costs - ordinary activities of £19.6 net of Income tax costs - exceptional items of £(17.4)	2.2	9.7	(0.6)	11.3	17.3	Income tax expense (benefit)
Depreciation	6.8	1.4	1.0	9.2	14.1	Depreciation and amortization expense
			(1.8)	(1.8)	(2.8)	Foreign exchange losses (gains) on foreign denominated external and internal debt
Litigation settlements	(0.7)	—	0.7	—	—	Legal settlements
Restructuring charges	3.0	1.1	(0.3)	3.8	6.2	Restructuring expenses
Corporate development charges	7.9	23.7	(0.4)	31.2	47.4	Corporate development costs
Share of post-tax profit of joint ventures	(0.6)	(0.5)	—	(1.1)	(1.8)	Share of joint venture income
Other	0.5	—	(0.4)	0.1	0.1	Other
Equity based compensation	—	0.2	0.5	0.7	1.1	Long-term compensation issued in connection with acquisitions
Adjusted EBITDA	£76.6	£17.1	£(0.1)	£93.6	$143.1

(1) Amounts were calculated utilizing a blended Pound Sterling to U.S. Dollar exchange rate of 1.5156, 1.5334 and 1.5489 for the three month periods ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, and a blended rate of 1.5168 for the two month period ended November 30, 2015.

DEFINITIONS OF NON-GAAP FINANCIAL MEASURES
For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.
To supplement the financial measures prepared in accordance with GAAP, Platform has provided in this prospectus supplement the following non-GAAP financial measures: comparable net (loss) income available to common stockholders, comparable sales, comparable cost of sales, comparable gross profit, Adjusted EBITDA, segment comparable Adjusted EBITDA and segment corporate sales. Management believes that these measures provide useful information to investors by excluding certain items that it believes are not representative of the Company's business and including other items that it believes are useful in evaluating the Company's business; thereby providing a more complete understanding of the Company's operational results and a meaningful comparison of the Company's performance between periods and to its peers. When reconciled to the corresponding GAAP financial measures, these non-GAAP financial measures also help the Company's investors to understand the long-term profitability trends of its businesses. Finally, these non-GAAP financial measures address questions the Company routinely receives from securities analysts, investors and other interested parties in the evaluation of companies in our industry and, in order to assure that all investors have access to the same data, the Company has determined that it is appropriate to make this data available to all. Non-GAAP financial measures are however not prepared in accordance with GAAP, as they exclude certain items as described herein, and may not be indicative of the results that the Company expects to recognize for future periods. In addition, these non-GAAP financial measures may differ from measures that other companies may use. As a result, these non-GAAP financial measures should be considered in addition to, and not a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables as part of this prospectus supplement.
Comparable Sales
Comparable sales is defined as sales adjusted to include the sales of Alent, the OMG Businesses and OMG Malaysia as if each of these acquisitions had occurred on January 1, 2015. Management believes this measure provides investors with a more complete understanding of sales trends by providing sales on a more consistent basis.
Adjusted EBITDA and Comparable Adjusted EBITDA
In this prospectus supplement, we present Adjusted EBITDA, which is a key supplemental measure of our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, as further adjusted for additional items included in earnings that we believe are not representative or indicative of our ongoing business, as described in the footnotes to the reconciliation tables included in this section. Comparable Adjusted EBITDA is defined as Adjusted EBITDA adjusted to reflect the results of Alent, the OMG Businesses and OMG Malaysia and their respective financings as though they each had been completed on January 1, 2015, further adjusted for the effects of purchase accounting on actual results. Adjusted EBITDA and comparable Adjusted EBITDA are key metrics used by management to measure operating performance and trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and comparable Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
The use of Adjusted EBITDA and comparable Adjusted EBITDA is considered relevant to the analysis of Platform’s results (net) aside from the material impact of the charges associated with the Prior Acquisitions. We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Our investors regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance. In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent, investors should not place undue reliance on Adjusted EBITDA as measures of operating performance. In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments presented herein. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation is a non-cash charge, the assets being depleted and depreciated will generally have to be replaced in the future;

•	Non-cash compensation is and is expected to remain a key element of our overall long-term incentive compensation package;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be representative of our operations; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
Combined Results, Comparable Adjusted Net (Loss) Income Attributable to Common Stockholders
This prospectus supplement contains unaudited "combined" Predecessor and Successor results for the fiscal year ended December 31, 2013, as well as “comparable” financial information which assumes full period contribution of Alent, and the OMG Businesses, each acquired during the fourth quarter of 2015, and OMG Malaysia acquired during the first quarter of 2016. This combined and comparable information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of our actual results or results that would have been achieved had each of the Alent, OMG and OMG Malaysia Acquisitions been completed as of the dates indicated, or that may be achieved in the future. Historical financial results and information included or incorporated by reference herein relating to these acquired businesses were derived from public filings, when applicable, and/or information provided by management of these businesses prior to their acquisitions by us. In addition, financial information for some of these acquired businesses was historically prepared in accordance with non-GAAP accounting methods, and may or may not be comparable to our financial statements. Consequently, you are cautioned not to place undue reliance on these results and information as they may not be representative of our actual or future results as a consolidated company.
Combined results are the arithmetic addition of the results of the Predecessor (January 1, 2013 to October 31, 2013) and the Successor (April 23, 2013 to December 31, 2013). Comparable adjusted net (loss) income attributable to common stockholders is defined as net (loss) income attributable to common stockholders adjusted to reflect acquisitions and the related financings as though they had occurred on January 1, 2015 without the impact of purchase accounting, as well as other adjustments consistent with our definition of Adjusted EBITDA. Additionally, we eliminate the amortization associated with (i) intangibles assets recognized in purchase accounting for acquisitions and (ii) costs capitalized in connection with obtaining regulatory approval of our products (“registration rights”) as part of ongoing operations and deduct capital expenditures associated with obtaining these registration rights.

RISK FACTORS
In addition to the risk factors incorporated by reference in the prospectus supplement and in the accompanying prospectus, you should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement, including those risk factors described in Item 1A of Part I of our 2015 Annual Report and in Item 1A of Part II of our 2016 Q2 Form 10-Q, both incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Forward-Looking Statements” for more information relating to these factors.
Risks Relating to this Offering and Ownership of our Common Stock
We have numerous equity instruments outstanding that could require us to issue additional shares of common stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our common stock, or the anticipation of such issuances, could have an adverse effect on our stock price.
We have numerous equity instruments outstanding that would require us to issue additional shares of our common stock. Depending on the equity instrument, these additional shares may either be issued for no additional consideration or based on a fixed amount of additional consideration. Specifically, as of September 9, 2016, we had outstanding the following:

•	2,000,000 shares of Series A Preferred Stock which are convertible into shares of our common stock, on a one-for-one basis, at any time at the option of the holder;

•
600,000 shares of Series B Convertible Preferred Stock, issued in connection with the Arysta Acquisition, which are convertible into up to 22,107,590 shares of our common stock at any time at the option of the Arysta seller. Each share of Series B Convertible Preferred Stock will also be automatically redeemed in connection with certain mergers or consolidations, the sale of all or substantially all of the assets of Platform and its subsidiaries, the sale of certain subsidiaries of Platform, or a dissolution, liquidation or termination of Platform. Under the terms of a settlement agreement with the Arysta seller described in the Recent Developments section under "Prospectus Supplement Summary," from October 20, 2016 until the close of business on December 15, 2016, we may (i) settle all of our obligations with respect to the Series B Convertible Preferred Stock in exchange for a cash payment of $1.00 and the issuance of 5,500,000 shares of our common stock upon simultaneous conversion of the Series B Convertible Preferred Stock by the Arysta seller, and (ii) settle for a payment of $460 million, our obligation to pay the Make Whole Payment (as defined below) to the Arysta seller. To the extent we do not settle all of our obligations by December 15, 2016, we will be required, on April 20, 2017, pursuant to a share purchase agreement among us, the Arysta seller and certain other parties thereto, dated as of October 20, 2014, as amended, to repurchase each share of Series B Convertible Preferred Stock that has not been converted into shares of common stock of Platform, or automatically redeemed as described above. Upon such repurchase, we shall also pay to holders of Series B Convertible Preferred Stock in cash (the "Make Whole Payment") any deficit between (i) the 10-day volume weighted price of our common stock prior to such repurchase and (ii) $27.14 per share. The related potential cash obligation, which varies based on our stock price, corresponds to a maximum amount of $600 million. Based on our common stock price of $8.35 as of September 15, 2016, the maximum potential make whole payment as of September 15, 2016 would total approximately $415 million, assuming no offset from the March 2013 arbitration matter described in our unaudited financial statements for the quarter ended June 30, 2016;

•
7,997,665 exchange rights which require us to issue shares of our common stock in exchange for shares of common stock of our subsidiary, Platform Delaware Holdings, Inc., on a one-for-one basis, at the option of the holder;

•
approximately 565,198 options which are exercisable to purchase shares of our common stock, on a one-for-one basis, at any time at the option of the holder, of which 390,198 shares were issued under the 2013 Plan; and

•	approximately 2,348,687 RSUs which were granted to employees under our 2013 Plan. Each RSU represents a contingent right to receive one (1) share of our common stock.
We have approximately 12,387,681 shares of our common stock currently available under our 2013 Plan, net of the outstanding RSUs and options noted above (subject to increase in accordance with the terms of such plan) and 373,434 shares issued under the 2013 Plan, and an additional 5,026,150 shares of our common stock currently available under our 2014 ESPP.
In addition, the holders of our Series A Preferred Stock are entitled to receive an annual dividend on their Series A Preferred Stock in the form of shares of our common stock. For 2015, no stock dividend was declared with respect to their Series A Preferred Stock. Since December 31, 2014, the dividend amount is calculated based on the appreciated stock price compared to the highest dividend price (calculated based upon the average of the last ten trading days of the year’s volume weighted average share prices) previously used in calculating the Series A Preferred Stock dividends. In 2014, the dividend price was $22.85. Such issuance of common stock as stock dividend in the future could have a dilutive impact on, and reduce the value of, our outstanding common stock.
We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering as well as our existing cash, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.
Our Board is authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine the number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding common stock. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.
We cannot assure you that we will declare dividends or have the available cash to make dividend payments.
To the extent we intend to pay dividends on our common stock, we will pay such dividends at such times (if any) and in such amounts (if any) as our Board determines appropriate and in accordance with applicable law. We are also subject to certain restrictions in our financing arrangements which may prohibit or limit our ability to pay dividends. Additionally, for so long as any shares of Series B Convertible Preferred Stock are outstanding, no dividend or distribution may be declared or paid or set aside for payment on all or substantially all the outstanding shares of any other series of preferred stock, other than the Series A Preferred Stock, or common stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting separately as a single class. We therefore can give no assurance that we will be able to pay dividends going forward or as to the amount of such dividends, if any.
We operate as a holding company and our principal source of operating cash is income received from our subsidiaries.
We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. As a result, we are dependent on the income generated by our subsidiaries to meet our expenses and operating cash requirements. The amount of distributions and dividends, if any, which may be paid to us from each of our subsidiaries will depend on many factors, including our financial condition and results of operations, limits on dividends under applicable law, such subsidiary's constitutional documents, documents governing any indebtedness of such subsidiary, and other factors which may be outside our control. If our subsidiaries are unable to generate sufficient cash flow, we may be unable to pay our expenses or make distributions and dividends on our shares of common stock.
Delaware law and provisions in our certificate of incorporation may have anti-takeover implications.
We are governed by Delaware law. The application of Delaware law to us may have the effect of deterring hostile takeover attempts or a change in control. In particular, Section 203 of the Delaware General Corporation Law (the "DGCL") imposes certain restrictions on merger, business combinations and other transactions between us and holders of 15% or more of our common stock. A Delaware corporation may opt out of that provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or by-laws approved by its stockholders. We have not opted out of this provision. In addition, pursuant to our certificate of incorporation, our board has the authority to issue preferred stock without stockholder approval with any rights or preferences. Furthermore, special meetings of stockholders may only be called by our board or the Chief Executive Officer, and there is no cumulative voting in the election of our directors. The provisions of our certificate of incorporation and Section 203 of the DGCL could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Volatility of the trading prices of our common stock and/or senior notes could adversely affect our security holders.
The trading prices of our common stock and our outstanding 6.00% senior notes due 2023 denominated in Euros, 6.50% senior notes due 2022 denominated in U.S. Dollars and 10.375% senior notes due 2021 denominated in U.S. Dollars (collectively, our "Senior Notes") have been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control, including, but not limited to:

•	quarterly variations in our operating results;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of management, securities analysts or investors in a particular period;

•	the failure to remediate identified material weaknesses;

•	changes in financial estimates and recommendations by securities analysts concerning our Company or our industry in general;

•	operating and securities price performance of companies that investors deem comparable to us;

•	news reports and publication of research reports relating to our business or trends in our markets;

•	changes in laws and regulations affecting our businesses;

•	announcements or strategic developments, acquisitions and other material events by us or our competitors;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	adverse market reaction to any additional debt we incur in the future;

•	litigation and class action proceedings;

•	the failure to identify and complete acquisitions in the future or unexpected difficulties or developments related to the integration of recently completed or future acquisitions;

•	actions by institutional stockholders;

•	general economic and political conditions such as business cycles, recessions and acts of war or terrorism; and

•	the risk factors set forth in this prospectus supplement, the documents incorporated by reference herein and other matters discussed herein and therein.
In addition, the stock market in general, and the market for specialty chemicals companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of particular companies’ securities, securities litigation and class action proceedings have often been instituted against such companies. As discussed in our 2016 Q2 Form 10-Q in “Risk Factors—We are subject to a shareholder class action lawsuit which may adversely affect our business, financial condition, results of operations and cash flows,” a class action lawsuit of this type was filed against us in March 2016. There can be no assurance that the market price of our common stock and/or Senior Notes will not fall in the future due to any of the aforementioned factors.
Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.
If we or any of our stockholders sell a large number of shares of our common stock, or if we issue a large number of shares of common stock in connection with future acquisitions, financings or other circumstances, the market price of our common stock could decline significantly. Moreover, the perception in the public market that we or our stockholders might sell shares of common stock could depress the market price of those shares.
We cannot predict the size of future issuances of our shares of common stock or the effect, if any, that future issuances or sales of our shares will have on the market price of such shares. Sales of substantial amounts of our shares, including sales by significant stockholders, and shares issued in connection with any additional acquisition, or the perception that such sales could occur, may adversely affect prevailing market prices for our shares of common stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate.

FORWARD-LOOKING STATEMENTS
Certain statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein may constitute “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s Adjusted EBITDA and adjusted diluted earnings per share, expected or estimated revenue, meeting financial goals, segment earnings, net interest expense, income tax provision, cash, taxes paid, cash flow from operations, restructuring costs and other non-cash charges, the size and outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues, gross, operating and Adjusted EBITDA margin requirement and expansion, organic net sales growth, performance trends, expansion into key markets, extending our product offering, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies costs, the Company’s ability to manage its risk in these areas, the Company’s ability to identify, hire and retain executives and other qualified employees, the Company’s assessment over its internal control over financial reporting, and the impact of acquisitions, divestitures, restructuring, and other unusual items, including the Company’s ability to raise new debt and equity and to integrate and obtain the anticipated benefits, results and synergies from its consummated acquisitions. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will," or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, conditions in the global economy, the variability of our operating results between periods and the resulting difficulty in forecasting future operating results, the anticipated results and synergies from our Prior Acquisitions and future acquisitions, the need for increased spending on capital expenditures to meet customer demand and pursue growth opportunities, our ability to compete successfully within our industry, risks associated with our substantial international operations, fluctuations in foreign currency exchange rates, changes in our customers’ products and processes, the fact that we do not enter into long-term contracts with certain of our customers and the potential loss of those customers, decreases in the average selling prices of products in our industry, increases in the cost, or reductions in the supply, of the specialty and commodity chemicals used in our manufacturing processes, our ability to comply with extensive regulations applicable to agrochemical products, costs related to compliance with health, safety and environmental laws and regulations, including global climate change legislation, our ability to maintain and enhance our technological capabilities and to respond effectively to technological changes in our industry, our substantial level of indebtedness and the effect of restrictions on our operations set forth in the documents that govern such indebtedness, our compliance with certain financial maintenance covenants in our revolving credit facility and the effect on our liquidity of any failure to comply with such covenants, our ability to protect our intellectual property, on which our business is substantially dependent, and our success in avoiding infringing the intellectual property rights of others, acquisitions of businesses and our ability to integrate acquired operations into our operations, the inherently hazardous nature of chemical manufacturing in industries including agricultural, electronics, graphic arts, metal and plastic plating, the costs of complying with government regulations and obtaining regulatory approval of our products, risks related to the evaluation of our intangible asset values and the possibility of write-downs, the loss of the services of key personnel, our relationship with our employees, disruptions in our operations or the operations of our suppliers, distributors, resellers or customers as a result of extraordinary events, our ability to realize a benefit from our productivity initiatives, our ability to maintain an effective system of internal controls over financial reporting, our compliance with anti-corruption laws, and our role as a defendant in litigation that results from our business, including costs related to any damages we may be required to pay as a result of product liability claims brought against our customers.
You should read carefully the factors described or referred to in the "Risk Factors" section of this prospectus supplement and the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $340 million (or approximately $391 million if the underwriters' option to purchase additional shares is exercised in full), after deducting fees to the underwriters and estimated offering expenses.
We intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the alternative settlement of certain obligations relating to our Series B Convertible Preferred Stock.

CAPITALIZATION
The following table summarizes our capitalization and cash and cash equivalents as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the net proceeds from this offering of common stock, assuming no exercise of the underwriters’ option to purchase additional shares.
Other than as described above and in the table below, no other adjustments have been made to reflect normal course operations by us or other developments with our business after June 30, 2016. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any other date. You should read this information in conjunction with "Use of Proceeds" and "Prospectus Supplement Summary—Summary Financial Data" in this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the accompanying notes, included in our 2016 Q2 Form 10-Q, as well as the historical financial statements of Platform, Arysta and Alent, and the notes to those financial statements incorporated by reference herein.

	As of June 30, 2016 (Unaudited)
(in millions)	Actual	As Adjusted
Cash and cash equivalents	$341.7	$681.4
Debt:
Senior secured credit facilities (1)	$3,254.2	$3,254.2
Senior notes (2)	1,952.7	1,952.7
Revolving credit facilities (3)	124.5	124.5
Other short term debt (4)	17.3	17.3
Total debt (5)	5,348.7	5,348.7
Series B Convertible Preferred Stock (6)	645.9	645.9
Total equity	2,567.9	2,907.6
Total capitalization	$8,562.5	$8,902.2

(1)	Excludes original issue discount of $34.0 million and deferred financing costs of $41.2 million.
(2)	Excludes original issue premium of $0.8 million and deferred financing costs of $36.9 million.
(3)
Platform carries various lines of credit, short-term debt facilities and overdraft facilities worldwide which are used to fund short-term cash needs. As of June 30, 2016, the aggregate principal amount outstanding under our revolving credit facilities totaled $124.5 million, consisting of $90.0 million under our Revolving Credit Facility, and $34.5 under various lines of credit. As of June 30, 2016, we had approximately $500 million of available capacity under these facilities, which is net of approximately $11.2 million of outstanding letters of credit that reduce our borrowings available under these facilities.

(4)	Relates to a subsidiary's supply agreements of $12.1 million with a third party that have been deemed to constitute financing agreements and capital leases of $5.2 million.
(5)	Excludes $58.9 million and $31.3 million of non-recourse and recourse, respectively, factoring related to Platform as of June 30, 2016.
(6)
Represents Platform's outstanding convertible Series B Convertible Preferred Stock. On September 9, 2016, we agreed with the Arysta seller that from October 20, 2016 until the close of business on December 15, 2016, we may (i) settle all of our obligations with respect to our shares of Series B Convertible Preferred Stock in exchange for a cash payment of $1.00 and the issuance of 5,500,000 shares of our common stock upon simultaneous conversion of the Series B Convertible Preferred Stock by the Arysta seller, and (ii) settle for a payment of $460 million, our obligation to pay the Make Whole Payment to the Arysta seller pursuant to a share purchase agreement among us, the Arysta seller and certain other parties thereto, dated as of October 20, 2014, as amended. The agreement includes mutual releases from any and all claims the parties may have had related to the Arysta share purchase agreement. To the extent we do not settle all of our obligations by December 15, 2016, we shall redeem this stock in accordance with its terms for approximately 22.1 million shares of Platform's common stock and the Make Whole Payment, as necessary, in the event the fair market value of the stock at redemption is less than $600 million, such that the holders receive $600 million of stock and cash.

PRICE RANGE OF COMMON STOCK
Our common stock is traded on the NYSE under the ticker symbol “PAH.” The following table sets forth, for the periods indicated, the reported high and low closing sales prices per share of our common stock on the NYSE:

	High	Low
Year ended December 31, 2016
Third Quarter (through September 15, 2016)	$9.73	$8.06
Second Quarter	10.77	7.99
First Quarter	12.22	5.55
Year ended December 31, 2015
Fourth Quarter	14.84	10.12
Third Quarter	26.00	12.06
Second Quarter	28.35	24.90
First Quarter	27.05	20.71
Year ended December 31, 2014
Fourth Quarter	27.74	20.97
Third Quarter	27.85	24.71
Second Quarter	28.70	19.38
First Quarter (1)	21.82	13.83
(1) First quarter 2014 represents the period from January 23, 2014 (our first day of trading on the NYSE) to March 31, 2014.
The last reported sales price of our common stock on the NYSE on September 15, 2016 was $8.35. As of September 15, 2016, there were approximately 382 registered stockholders of record of our common stock.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Our credit agreement dated April 12, 2007, as amended and/or restated, and the indentures governing our Senior Notes also contain restrictions which may prohibit or limit our ability to pay dividends. As a holding company, our ability to pay dividends is highly dependent on receipts of funds from our subsidiaries.  See Risk Factors— "We operate as a holding company and our principal source of operating cash is income received from our subsidiaries" included in this prospectus supplement.
The holders of our Series A Preferred Stock are entitled to receive an annual dividend on their Series A Preferred Stock in the form of shares of our common stock.  For 2015, no stock dividend was declared with respect to the Series A Preferred Stock. Since December 31, 2014, the dividend amount is calculated based on the appreciated stock price compared to the highest dividend price (calculated based upon the average of the last ten trading days of the year’s volume weighted average share prices) previously used in calculating the Series A Preferred Stock dividends. In 2014, the dividend price, which was the only dividend price used to date, was $22.85.
Other than with respect to our Series A Preferred Stock, no dividend or distribution may be declared or paid or set aside for payment on all or substantially all the outstanding shares of any other series of preferred stock or common stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting separately as a single class, for as long as any shares of Series B Convertible Preferred Stock are outstanding.
On October 27, 2015, we extended the maturity date of the Series B Convertible Preferred Stock from October 20, 2016 to April 20, 2017 (or such earlier date after October 20, 2016 that the then outstanding shares of Series B Convertible Preferred Stock are redeemed by Platform). We also agreed that any holder of then outstanding Series B Convertible Preferred Stock would be entitled to an incremental payment equal to $4.0 million per month from October 20, 2016 to April 20, 2017 (or such earlier date after October 20, 2016 that the then outstanding shares of Series B Convertible Preferred Stock are converted into shares of common stock or automatically redeemed by Platform).

On September 9, 2016, we agreed with the Arysta seller that from October 20, 2016 until the close of business on December 15, 2016, we may (i) settle all of our obligations with respect to the Series B Convertible Preferred Stock in exchange for a cash payment of $1.00 and the issuance of 5,500,000 shares of our common stock upon simultaneous conversion of the Series B Convertible Preferred Stock by the Arysta seller, and (ii) settle for a payment of $460 million, our obligation to pay the Make Whole Payment to the Arysta seller pursuant to a share purchase agreement among us, the Arysta seller and certain other parties thereto, dated as of October 20, 2014, as amended.
In addition to the restrictions described above, we may become subject to additional covenants should we incur any additional indebtedness, which may prohibit or further limit our ability to pay dividends.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock. For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not for U.S. federal income tax purposes any of the following:

•	an individual who is citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring, holding and disposing of our common stock.
This discussion assumes that a non-U.S. holder will hold our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Code, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.
We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.
Dividends on Common Stock
If we make distributions on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “-Gain on Disposition of Common Stock”).
Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive the benefit of a reduced income tax treaty rate, a non-U.S. holder generally must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying qualification for the reduced rate. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Notwithstanding the foregoing, dividends received by a non-U.S. holder that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) may be exempt from such U.S. federal withholding tax. To obtain this exemption, the non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated tax rates generally applicable to U.S. persons, subject to any applicable income tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with the conduct of a trade or business in the United States by the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Gain on Disposition of Common Stock
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
we become a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes, and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of (i) the five-year period preceding the disposition and (ii) the non-U.S. holder’s holding period. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person (unless an applicable income tax treaty provides otherwise), and a corporate non-U.S. holder may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, will be subject to a flat 30% tax.
We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. Each non-U.S. holder should consult with its tax advisor about the consequences that could result if we are, or become, a USRPHC.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E, or another appropriate version of IRS Form W-8.
Notwithstanding the foregoing, backup withholding also may apply if the applicable withholding agent has actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.
Payments of proceeds from the sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.
Payments of proceeds from the sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28%) unless the

non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E, or another appropriate version of IRS Form W-8.
Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”), imposes a 30% withholding tax on any “withholdable payment” to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect certain amounts and provide to the U.S. tax authorities substantial information regarding account holders or (ii) a foreign entity that is not a financial institution, unless such entity provides the applicable withholding agent with a certification that the foreign entity does not have any substantial U.S. owners or provides the withholding agent with certain information relating to each of its substantial U.S. owners, unless, in each case, such entity otherwise qualifies for an exemption. Non-U.S. governments have entered into agreements with the United States (and additional U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such withheld taxes.
“Withholdable payments” include U.S. source payments otherwise subject to nonresident withholding tax and the gross proceeds from the sale of any equity of U.S. issuers. The withholding tax may apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., because it is capital gain).
The withholding rules described above will apply to dividends on our common stock regardless of when they are paid and to the payment of gross proceeds from the sale of our common stock made on or after January 1, 2019.
Estate Tax
Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING
Credit Suisse Securities (USA) LLC is acting as the representative of the underwriters and the book-running managers of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to a current report on Form 8-K incorporated by reference into this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective number of Shares shown opposite its name below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC	13,787,884
Goldman, Sachs & Co.	8,484,848
UBS Securities LLC	8,484,848
Nomura Securities International, Inc.	2,545,454
Deutsche Bank Securities Inc.	1,909,090
HSBC Securities (USA) Inc.	1,909,090
Citizens Capital Markets, Inc.	1,166,666
Credit Agricole Securities (USA) Inc.	1,166,666
Morgan Stanley & Co. LLC	1,060,606
BTIG, LLC	954,545
CJS Securities, Inc	954,545
Total	42,424,242
The underwriting agreement provides that the underwriters’ obligation to purchase Shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the Shares offered hereby (other than those Shares covered by their option to purchase additional shares as described below), if any of the Shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the Shares.

	No Exercise	Full Exercise
Per Share	$0.226875	$0.226875
Total	9,625,000	11,068,750
The representative has advised us that the underwriters propose to offer the Shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.136125 per Share. After the offering, the representative may change the offering price and other selling terms.
The expenses of the offering that are payable by us are estimated to be approximately $900,000 (excluding underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $50,000.
In addition, certain of the underwriters have agreed to reimburse us for certain of our documented expenses incurred in connection with this offering.

Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 6,363,636 shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements
We and all of our directors and executive officers have agreed that, for a period of 60 days after the date of this prospectus supplement subject to certain limited exceptions, and we and they will not directly or indirectly, without the prior written consent of Credit Suisse Securities (USA) LLC (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus supplement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.
Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of Shares and other securities for which the release is being requested and market conditions at the time.

Indemnification
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids
The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of Shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of Shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of Shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate members is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the NYSE
Our common stock is listed on the NYSE under the ticker symbol “PAH.”

Stamp Taxes
If you purchase Shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Specifically, the underwriters and/or certain of their affiliates are arrangers, lenders and agents under our credit agreement dated April 12, 2007, as amended and/or restated, and receive fees in connection therewith.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, or their affiliates routinely hedge, the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions
This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the Shares or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the Shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Shares or have in its possession, distribute or publish any prospectus supplement, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Shares by it will be made on the same terms.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•
by the underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•
in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by the Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
This prospectus supplement is only being distributed to, and is only directed at (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order, (iii) persons outside the United Kingdom, or (iv) any other person to whom it may lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Switzerland
The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong
The common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A.
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor;

B.	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

C.	as specified in Section 276(7) of the SFA; or
securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

A.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

B.	where no consideration is or will be given for the transfer;

C.	where the transfer is by operation of law;

D.	as specified in Section 276(7) of the SFA; or

E.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Notice to Prospective Investors in Canada
Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, Manitoba and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of such securities.
Representations of Canadian Purchasers
By purchasing the shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•
the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 - Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.
Conflicts of Interest
Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 - Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.
Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
Canadian purchasers of the shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida. Latham & Watkins LLP, New York, New York, advised the underwriters in connection with the offering of the Shares.
EXPERTS
The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Platform Specialty Products Corporation incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report (which is included in Management's Report on Internal Control over Financial Reporting and which contains an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Arysta, OMG and Alent businesses the registrant acquired during 2015) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of MacDermid, Incorporated and subsidiaries for the ten-months ended October 31, 2013 have been incorporated herein and in the registration statement, and include the effects of the adjustments to retrospectively apply the change in accounting related to reportable segments as described in Note 23 to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements for the ten-month period ended October 31, 2013, before the effects of the retrospective adjustments, which financial statements are not incorporated by reference herein. PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited the retrospective adjustments. The consolidated financial statements of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the financial statements before the effects of the retrospective adjustments, and (2) PricewaterhouseCoopers LLP, solely with respect to the retrospective adjustments, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Platform has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that may arise as a result of KPMG LLP's consent to the incorporation by reference of its audit report on MacDermid, Incorporated's and subsidiaries’ past financial statements incorporated by reference in this registration statement.
The consolidated financial statements of Alent plc and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, included in our current report on Form 8-K/A filed with the SEC on December 10, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (United Kingdom), independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Arysta LifeScience Limited as of December 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, cash flows and related notes for each of the two years in the period ended December 31, 2014, included in our current report on Form 8-K/A filed with the SEC on April 29, 2015, have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report incorporated herein by reference.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We make available free of charge on our website at http://www.platformspecialtyproducts.com our annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Finally, as our common stock is listed on the NYSE, certain materials filed by us may be inspected at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all of the information in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements contained herein relating to the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference into the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is deemed to be a part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained in this prospectus supplement or the accompanying prospectus or filed later by us with the SEC. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

•
our annual report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016, including items required by Part III of Form 10-K incorporated by reference from our Definitive Proxy Statement on Schedule 14A, filed on April 15, 2016;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2016, filed on May 10, 2016;

•	our quarterly report on Form 10-Q for the three and six months ended June 30, 2016, filed on August 9, 2016;

•
our current report on Form 8-K/A, filed on April 29, 2015, except for the unaudited pro forma statement of operations for the year ended December 31, 2014 included therein, which is superseded by our unaudited pro forma statement of operations for the year ended December 31, 2015 included in our current report on Form 8-K filed with the SEC on July 12, 2016;

•
our current report on Form 8-K/A, filed on December 10, 2015, except for the unaudited pro forma statement of operations for the year ended December 31, 2014 included therein, which is superseded by our unaudited pro forma statement of operations for the year ended December 31, 2015 included in our current report on Form 8-K filed with the SEC on July 12, 2016;

•	our current report on Form 8-K, filed on February 29, 2016;

•	our current report on Form 8-K, filed on March 11, 2016;

•	our current report on Form 8-K, filed on March 25, 2016;

•	our current report on Form 8-K, filed on April 8, 2016;

•	our current report on Form 8-K, filed on May 9, 2016;

•	our current report on Form 8-K, filed on June 3, 2016;

•	our current report on Form 8-K, filed on July 12, 2016;

•	our current report on Form 8-K, filed on September 12, 2016 (relating to the Series B Convertible Preferred Stock settlement agreement);

•	our current report on Form 8-K, filed on September 13, 2016;

•	our current report on Form 8-K, filed on September 16, 2016;

•
the description of our common stock set forth in our registration statement on Form 8-A, filed on January 21, 2014 pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating that description; and

•	all subsequent documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.
This prospectus supplement does not, however, incorporate by reference any documents or portions thereof, whether specifically listed above or furnished by us in the future, that are not deemed "filed" with the SEC, including information "furnished" pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
Attn: Secretary
Tel: (561) 207-9600

PROSPECTUS

$1,000,000,000

PLATFORM SPECIALTY PRODUCTS CORPORATION
_______________________

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
_______________________
We may offer, issue and sell, from time to time, in one or more offerings and series, together or separately, shares of our common stock, shares of our preferred stock or debt securities, in amounts, at prices and on terms that will be determined at the time of any such offering and described in one or more supplements to this prospectus. The debt securities and preferred stock we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of Platform Specialty Products Corporation or debt or equity securities of one or more other entities.
This prospectus provides a general description of the securities that we may offer and the general manner in which we will offer them. Each time we offer securities for sale using this prospectus, we will provide specific terms and describe the specific manner in which we will offer these securities in supplements to this prospectus. The prospectus supplement may also add, update or change the information in this prospectus.
This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement that includes a description of the method and terms of the offering.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
Our common stock is listed on the New York Stock Exchange (the "NYSE") under the ticker symbol "PAH."
Investing in our securities involves risks. Please refer to the "Risk Factors" section on page 4 and the supplemental risk factors contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider before making an investment decision.
_______________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus is July 26, 2016.

ABOUT THIS PROSPECTUS
This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC").
Under this shelf registration process, we may, from time to time, offer and/or sell, in one or more offerings and series, together or separately, shares of our common stock, preferred stock or convertible preferred stock or debt securities. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer and sell our securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before purchasing any of our securities, you should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."
You should rely only on the information contained in this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement that we may provide to you. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any documents incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.
Unless indicated otherwise, references in this prospectus to "Platform," the "Company," "we," "us" and "our" refer to Platform Specialty Products Corporation and its consolidated subsidiaries.
FORWARD-LOOKING STATEMENTS
Certain statements we make in this prospectus and the documents incorporated or deemed to be incorporated by reference herein may constitute "forward-looking statements" within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's Adjusted EBITDA and adjusted diluted earnings per share, expected or estimated revenue, meeting financial goals, segment earnings, net interest expense, income tax provision, cash taxes paid, cash flow from operations, restructuring costs and other non-cash charges, the outlook for the Company's markets and the demand for its products, consistent profitable growth, free cash flow, future revenues, gross, operating and EBITDA margin requirement and expansion, organic net sales growth, performance trends, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies costs, the Company's ability to manage its risk in these areas, the Company's ability to identify, hire and retain executives and other qualified employees, the Company’s assessment over its internal control over financial reporting, and the impact of acquisitions, divestitures, restructuring, and other unusual items, including the Company's ability to raise new debt and equity and to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under "Risk Factors" in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as in this prospectus or in any prospectus supplement hereto.
You should also read carefully the factors described or referred to in the "Risk Factors" section of this prospectus and any prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus or any prospectus supplement speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE COMPANY
We are a global, diversified producer of high-technology specialty chemical products. Our business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. We refer to our products as "dynamic chemistries" due to their intricate chemical compositions. Our dynamic chemistries are used in a wide variety of attractive niche markets and we believe that the majority of our operations hold strong positions in the product markets they serve.
Our strategy is to acquire and maintain leading positions in niche sectors of high-growth markets. As our name "Platform Specialty Products Corporation" implies, we continually seek opportunities to acquire and consolidate specialty chemical businesses on a global basis, particularly those meeting our "Asset-Lite, High-Touch" philosophy which involves prioritizing extensive resources to research and development and highly technical customer service, while managing conservatively our investments in fixed assets and capital expenditures. We regularly review acquisition opportunities and may acquire businesses that meet our acquisition criteria when we deem it to be financially prudent. To date, we have completed seven acquisitions: MacDermid, Incorporated on October 31, 2013; Percival S.A., including Percival S.A.’s agrochemical business, Agriphar, on October 1, 2014; the Chemtura AgroSolutions business of Chemtura Corporation on November 3, 2014; Arysta LifeScience Limited ("Arysta") on February 13, 2015; the Electronic Chemicals and Photomasks businesses of OM Group, Inc. (collectively, "OMG") on October 28, 2015; Alent plc ("Alent") on December 1, 2015; and OMG Electronic Chemicals (M) Sdn Bhd, a subsidiary of OM Group, Inc. located in Malaysia, on January 31, 2016.
We believe that the fragmented nature of the specialty chemical products market will continue to provide significant opportunities for growth. We also believe that our combined company provides a strong platform on which to grow our business and expand our market shares in key geographic markets, particularly in emerging markets. We expect that our past and future acquisitions will enhance our growth by extending our products breadth, developing higher-margin products and growing internationally. We intend to extend many of our product offerings through the development of new applications for our existing products or through synergistic combinations. Our goal is to target those geographies with attractive market fundamentals where our strengths in marketing, portfolio development, registration and customer education can add value for our customers.
As of the date of this prospectus, we operate our business in two reportable business segments, Performance Solutions and Agricultural Solutions, as described below:
Performance Solutions - Our Performance Solutions segment formulates and markets dynamic chemistry solutions that are used in electronics, automotive production, oil and gas production, drilling, and commercial packaging and printing. Our products include surface and coating materials, functional conversion coatings, electronic assembly materials, water-based hydraulic control fluids and photopolymers. In conjunction with the sale of these products, we provide extensive technical service and support when necessary to ensure superior performance of their application. The regional sales mix in this segment has shifted over the past several years from more industrialized nations towards emerging markets, such as those in Asia and South America. Our Performance Solutions segment employs approximately 4,800 personnel which operate mainly in the Americas, Asia/Pacific region and Europe.
Agricultural Solutions - Our Agricultural Solutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. We offer to growers diverse crop protection solutions from weeds (herbicides), insects (insecticides) and diseases (fungicides), in foliar and seed treatment applications. We also offer a wide variety of proven biosolutions, including biostimulants, innovative nutrition and biocontrol products. We emphasize farmer economics and food safety by combining, when possible, biosolutions with crop protection and seed treatment agrochemicals. Our Global Value Added Portfolio ("GVAP") consists of agrochemicals in the herbicides, insecticides, fungicides and seed treatment categories, based on patented or proprietary off-patent active ingredients ("AIs"). Our Global BioSolutions Portfolio ("GBP") includes biostimulants, innovative nutrition and biocontrol products. We consider our GVAP and GBP to be key pillars for our sustainable growth. In addition, we offer regional off-patent AIs and certain non-crop products, including animal health products, such as honey bee protective miticides and certain veterinary vaccines. We employ approximately 3,700 personnel with a significant presence on high-growth regions such as Africa and the Middle East, South Asia, Latin America and Central and Eastern Europe.
Our principal office is located at 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, and our telephone number at that address is (561) 207-9600. We maintain a website at www.platformspecialtyproducts.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS
Investing in our securities involves risk. Please carefully consider the risk factors described under the heading "Risk Factors" in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as any risks that may be set forth in this prospectus or the prospectus supplement relating to a specific security. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. As a result, you could lose all or part of your investment.
USE OF PROCEEDS
Unless stated otherwise in a prospectus supplement, the net proceeds from the sale of securities described in this prospectus will be used for general corporate purposes.
When a particular series of securities is offered, the related prospectus supplement will set forth our intended use for the net proceeds received from the sale of those securities. Pending application for specific purposes, the net proceeds may be invested in marketable securities.
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
The following table sets forth the historical ratio of our earnings to fixed charges and our earnings to combined fixed charges and preferred stock dividends for the periods indicated:

			Three Months Ended March 31,	Years Ended December 31,		Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Years Ended December 31,
			2016	2015	2014	2013	2013	2012	2011
			(successor)	(successor)	(successor)	(successor)	(predecessor)	(predecessor)	(predecessor)
	Ratio of Earnings to Fixed Charges	(1)	—	—	—	—	1.5	2.3	1.2
	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(2)	—	—	—	—	1.5	2.3	1.2

(1)
The ratio of earnings to fixed charges is not presented for the years that the ratio is less than 1:1. The deficiency of earnings was $116.0 million for the three months ended March 31, 2016 and $229.3 million, $30.9 million and $201.4 million for the years ended December 31, 2015, 2014 and the Period from Inception through December 31, 2013, respectively.

(2)
The ratio of earnings to combined fixed charges and preferred stock dividends is not presented for the years that the ratio is less than 1:1. The deficiency of earnings was $116.0 million for the three months ended March 31, 2016 and $229.3 million, $30.9 million and $201.4 million for the years ended December 31, 2015, 2014 and the Period from Inception through December 31, 2013, respectively.

The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends equals earnings before fixed charges and preferred stock dividends divided by fixed charges and preferred stock dividends. For purposes of calculating these ratios, earnings before fixed charges (and earnings before combined fixed charges and preferred stock dividends) consist of earnings from continuing operations before income taxes, non-controlling interests, dividends on preferred shares and accrued payment-in-kind dividends on cumulative preferred shares, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt expense and discount or premium relating to any indebtedness) and that portion of rental expense representative of the interest factor.

DESCRIPTION OF CAPITAL STOCK
The following is a description of certain general terms and provisions of our common stock. This description does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our certificate of incorporation, as amended, and our amended and restated by-laws. Copies of our certificate of incorporation, as amended, and amended and restated by-laws are incorporated by reference herein and will be provided to stockholders upon request. See "Where Can You Find More Information."
General
As of the date of this prospectus, the capital stock authorized by our certificate of incorporation, as amended, consists of 405,000,000 shares divided into (i) 400,000,000 shares, par value $0.01 per share, of common stock, and (ii) 5,000,000 shares, par value $0.01 per share, of preferred stock, of which 2,000,000 shares are designated as "Series A Preferred Stock" and 600,000 shares are designated as "Series B Convertible Preferred Stock." As of July 8, 2016, we had 229,597,246 shares of common stock, 2,000,000 shares of Series A Preferred Stock and 600,000 shares of Series B Convertible Preferred Stock issued and outstanding.
Common Stock
Voting Rights
Each holder of our common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our stockholders. Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters.
Dividends and distributions
Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, the holders of our common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board or directors, from legally available funds.
Liquidation, dissolution or winding up
Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, in the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets available for distribution after payment or reasonable provision for the payment of all creditors.
Redemption, conversion or preemptive rights
Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.
Other provisions
There will be no redemption provisions or sinking fund provisions applicable to our common stock.
The rights, preferences, and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights, preferences and privileges of the holders of any series of our preferred stock.
Transfer Agent and Registrar
Computershare is the transfer agent and registrar for shares of our common stock.
Listing
Currently, our common stock is listed on the NYSE under the ticker symbol "PAH."

Preferred Stock
Series A Preferred Stock
The special rights, preferences and privileges of the Series A Preferred Stock are set forth in our certificate of incorporation, as amended.
Dividends
Subject to applicable law and the rights, if any, of any series of our preferred stock ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, in respect of each calendar year (each a "Dividend Year"), a cumulative annual dividend amount (the "Annual Dividend Amount"), which is calculated as follows:
A X B, where:
A = an amount equal to 20% of the increase (if any) in the value of a share of our common stock, such increase calculated as being the difference between (i) the Average Price (as defined in our certificate of incorporation, as amended) per share of our common stock over the last ten days of the relevant calendar year for such annual dividend (the "Dividend Price") and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of our common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (provided in each case such amount is subject to such adjustment either as the board in its absolute discretion determine to be fair and reasonable in the event of a subdivision, combination or similar reclassification or recapitalization of our outstanding common stock or otherwise as determined in accordance with our certificate of incorporation, as amended, in each case without a corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock); and
B = 90,529,500 (based on the number of shares issued in our initial public offering plus the number of shares of our common stock issuable upon conversion of our outstanding shares of Series A Preferred Stock), which such amount is subject to such adjustment either as the board in its absolute discretion determine to be fair and reasonable in the event of a subdivision, combination or similar reclassification or recapitalization of the outstanding our common stock or otherwise as determined in accordance with our certificate of incorporation, as amended, in each case without a corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Series A Preferred Stock.
Each Annual Dividend Amount shall be divided between the holders pro rata to the number of Series A Preferred Stock held by them on the relevant Dividend Date (as defined in our certificate of incorporation, as amended).  The Annual Dividend Amount will be paid no later than ten trading days from the Dividend Date by the issue to each holder of Series A Preferred Stock of such number of shares of common stock as is equal to the pro rata amount of the Annual Dividend Amount to which they are entitled divided by the average closing price per share of our common stock on the relevant Dividend Date.
Conversion
Automatic Conversion.  The Series A Preferred Stock will be automatically converted (the "Automatic Conversion") into shares of our common stock on a one-for-one basis (subject to adjustment in accordance with our certificate of incorporation, as amended) (i) in the event of a Change of Control (as defined in our certificate of incorporation, as amended) or (ii) upon the last day of our seventh full financial year following October 31, 2013, or the last day of such subsequent financial year (not exceeding our tenth full financial year following October 31, 2013) as agreed between the holders of a majority of the Series A Preferred Stock and a majority of our independent directors in accordance with our certificate of incorporation, as amended, as described below (or if either such date is not a trading day, the first trading day immediately following such date).  In the event of any Automatic Conversion, the Annual Dividend Amount shall be payable for such shortened Dividend Year on the trading day immediately prior to such conversion.
Upon notice in writing from the holders of a majority of the Series A Preferred Stock to us to be received not less than ten business days prior to the last day of our seventh full financial year after October 31, 2013, such holder(s) may request that the date of automatic conversion be deferred to the last day of our eighth full financial year following October 31, 2013.  If a majority of the independent directors determine in their discretion to defer the relevant date of Automatic Conversion as requested then (i) the date of Automatic Conversion shall be such deferred date; and (ii) the holders of a majority of the Series A Preferred Stock will have the right to make a further request in writing no later than ten business days prior to the last day of our eighth full financial year following October 31, 2013 for the deferral of the relevant date of Automatic Conversion by a further year.  In the event a majority of our independent directors approve any such further request for a deferral of the relevant date of Automatic Conversion then (i) the date of Automatic Conversion shall be such deferred date and (ii) the holders of a majority of Series A Preferred Stock will have the right to make one further request on the same basis as referenced above no later than ten business days prior to the last day of our ninth full financial year following October 31, 2013 for the deferral of the relevant date of Automatic Conversion by a further year.  In the event that a majority of our independent directors approve any such further request for a deferral of the relevant date of Automatic Conversion then the date of Automatic Conversion shall be such deferred date.  In no circumstances shall the date of Automatic Conversion be deferred beyond the last day of our tenth full financial year following October 31, 2013 (or, if such date is not a trading day, on the first trading day immediately following such date).
Optional Conversion.  A holder of Series A Preferred Stock may require some or all of his, her or its Series A Preferred Stock to be converted (the “Optional Conversion”) into an equal number of shares of our common stock (subject to adjustment in accordance with our certificate of incorporation, as amended) by written notice to us, and in such circumstances those Series A Preferred Stock the subject of such conversion request shall be converted into shares of our common stock five trading days after our receipt of the written notice.  In the event of an Optional Conversion, no Annual Dividend Amount shall be payable in respect of those Series A Preferred Stock for the Dividend Year in which the date of the Optional Conversion.  A holder of Series A Preferred Stock may exercise its rights independently of the other holders of Series A Preferred Stock.
Voting Rights
The Series A Preferred Stock do not carry voting rights except in respect of any amendment to our certificate of incorporation, as amended, that alters or changes the rights, preferences or privileges of the Series A Preferred Stock.
Series B Convertible Preferred Stock
The special rights, preferences and privileges of the Series B Convertible Preferred Stock are set forth in our certificate of incorporation, as amended.
Dividends
Subject to applicable law, for so long as any shares of Series B Convertible Preferred Stock shall be outstanding, no dividend or distribution shall be declared or paid or set aside for payment on all or substantially all the outstanding shares of any series of our preferred stock, other than the Series A Preferred Stock, or all or substantially all the outstanding shares of our common stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting separately as a single class.
Conversion
Each share of Series B Convertible Preferred Stock is convertible into such number of shares of our common stock as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14, at the option of the holder.
Automatic Redemption
Each share of Series B Convertible Preferred Stock that is not previously converted to common stock will be subject to automatic redemption on either (a) April 20, 2017 (the "Maturity Date") or (b) the occurrence of (i) a merger of Platform or a subsidiary of Platform where more than 50% of the voting power of the surviving corporation is held by persons other than the stockholders of Platform, (ii) the sale of all or substantially all of our assets or subsidiaries in a single transaction or series of related transactions or (iii) our stockholders approve a plan for the Company’s liquidation, dissolution or termination (each of clauses (i), (ii) and (iii), a "Triggering Event"). The redemption price for each share of Series B Convertible Preferred Stock will be $1,000, which must be paid in cash in the event of redemption upon a Triggering Event. The redemption price must be paid in shares of common stock (valued at $27.14 per share) in the event of redemption at the Maturity Date. However, we may not issue more than 22,107,590 shares of common stock in connection with a redemption at the Maturity Date. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then such shortfall would be payable by us in cash. Any holder of then outstanding Series B Convertible Preferred Stock is also entitled to an incremental payment equal to $4.0 million per month from October 20, 2016 to April 20, 2017, or such earlier date after October 20, 2016 that the then outstanding shares of Series B Convertible Preferred Stock are converted into shares of common stock or automatically redeemed by Platform.

Voting Rights
The Series B Convertible Preferred Stock do not carry voting rights except in respect of any amendment to our certificate of incorporation, as amended, that alters or changes the powers, preferences, rights, qualifications, limitations or restrictions of the Series B Convertible Preferred Stock. In addition, we may not, without the prior written consent of a majority of the holders of Series B Convertible Preferred Stock, authorize, create or designate any series of preferred stock that would rank pari passu or senior to the Series B Convertible Preferred Stock with respect to dividends or liquidation, or declare, pay or set aside for payment a dividend on the outstanding shares of any series of preferred stock that would rank pari passu to the Series B Convertible Preferred Stock.
Liquidation Preference
The holders of shares of Series B Convertible Preferred Stock have priority over the holders of shares of our common stock in the event of any liquidation, dissolution or winding up of Platform. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, before any distribution or payment is made to the holders of our common stock, the holders of shares of Series B Convertible Preferred Stock are entitled to be paid out of our assets an amount equal the stated value of their shares of Series B Convertible Preferred Stock, which is initially $1,000 per share, plus any accrued but unpaid dividends.
Blank Check Preferred
Our certificate of incorporation, as amended, authorizes our board of directors to issue additional series of preferred stock without further stockholder action, unless stockholder approval is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.
Prior to issuance of shares of additional series of our undesignated preferred stock, our board of directors is required by the Delaware General Corporate Law ("DGCL") and our certificate of incorporation, as amended, to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.
Subject to limitations prescribed by the DGCL, our certificate of incorporation, as amended, and our amended and restated by-laws, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designation of such series, powers (including voting powers), preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
The applicable prospectus supplement(s) will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends, when, as and if declared by our board of directors;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•
the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.
Liquidation
In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of our preferred stock will be entitled to receive the liquidation preference per share specified in the certificate of designation applicable to such preferred stock before any distribution to the holders of our common stock.
Transfer Agent and Registrar
The transfer agent and registrar for any series of preferred stock will be determined upon the issuance of any such shares of preferred stock and described in the applicable prospectus supplement.
Certificate of Incorporation, as Amended, and Amended and Restated By-laws Anti-Takeover Provisions
Our certificate of incorporation, as amended, and amended and restated by-laws contain several provisions which could delay, defer or prevent a change of control from occurring.  These provisions provide the following:

•	our board has the authority to issue preferred stock without stockholder approval with any rights or preferences the board determines;

•	special meetings of stockholders may only be called by our board or our Chief Executive Officer; and

•	there is no cumulative voting in the election of directors.
These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.
Delaware Law Anti-Takeover Provision
As a Delaware corporation, we are subject to Section 203 of the DGCL which restricts certain "business combinations" with "interested stockholders" for three years following the date that a person becomes an interested stockholder unless:  (1) the "business combination" or the transaction which caused the person or entity to become an interested stockholder is approved by the board prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an "interested stockholder," such interested stockholder holds at least 85% of the voting stock of Platform not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an "interested stockholder," the “business combination” is approved by the board and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. Platform has not made such an election.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, "Platform," "we," "our" or "us" refer to Platform Specialty Products Corporation, excluding its subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable and/or the method of determination thereof;

•	the place or places where payments will be made;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•
the obligation, if any, of Platform to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in participation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same), and the terms and conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the form of the debt securities of the series, including the form of the trustee’s certificate of authentication for such series and any legends or endorsements to be placed thereon;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•
the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•
any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•
the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	if other than the trustee, the identity of the trustee, the registrar, paying agent and custodian for the depositary;

•	if other than The Depository Trust Company, the identity of the depositary; and

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection In the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a "successor person") unless:

•
we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.
Events of Default
"Event of Default" means with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Platform and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Platform; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our indebtedness or that of our subsidiaries outstanding from time to time.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. Such acceleration will not be effective until the earlier of (1) the acceleration of indebtedness under our senior secured credit facilities or (2) five business Days after receipt by us of written notice of such acceleration, at which time the principal, premium, if any, interest and any other monetary obligations on all the then outstanding series of debt securities will become due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver
We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets;"

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to add covenants for the benefit of the holders or to surrender any right or power conferred upon Platform;

•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments.
We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; and

•	waive a redemption payment with respect to any debt security.
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•
we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series ("covenant defeasance").
The conditions include:

•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

PLAN OF DISTRIBUTION
We may from time to time offer and/or sell some or all of the securities covered by this prospectus. Registration of securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. We may sell the securities in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers for resale;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
The applicable prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them;

•	the public offering price of the shares;

•	the net proceeds to us;

•	any discounts, commissions or concessions or other compensation allowed or reallowed or paid to underwriters, dealers or agents; and

•	any exchange or market on which the securities are listed or to which application will be made to list the securities.
We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to "at the market offerings."
We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.
In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be "underwriters" within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Platform or our subsidiaries and affiliates in the ordinary course of business.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the securities on a securities exchange.
LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida, and counsel for any underwriters or agents, if any, will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting and which contains an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Arysta, OMG and Alent businesses the registrant acquired during 2015) of Platform Specialty Products Corporation incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of MacDermid, Incorporated and subsidiaries for the ten-months ended October 31, 2013 have been incorporated herein and in the registration statement, and include the effects of the adjustments to retrospectively apply the change in accounting related to reportable segments as described in Note 23 to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements for the ten-month period ended October 31, 2013, before the effects of the retrospective adjustments, which financial statements are not incorporated by reference herein.  PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited the retrospective adjustments. The consolidated financial statements of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the financial statements before the effects of the retrospective adjustments, and (2) PricewaterhouseCoopers LLP, solely with respect to the retrospective adjustments, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Platform has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that may arise as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on MacDermid, Incorporated’s and subsidiaries’ past financial statements incorporated by reference in this registration statement.
The consolidated financial statements of Alent plc and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, included in our current report on Form 8-K/A filed with the SEC on December 10, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (United Kingdom), independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Arysta LifeScience Limited as of December 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, cash flows and related notes for each of the two years in the period ended December 31, 2014, included in our current report on Form 8-K/A filed with the SEC on April 29, 2015, have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We make available free of charge on our website at http://www.platformspecialtyproducts.com our annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Finally, as our common stock is listed on the NYSE, certain materials filed by us may be inspected at the office of the NYSE located at 20 Broad Street, New York, New York 10005.
We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements contained herein relating to the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference into the registration statement. Each such statement is qualified in its entirety by such reference. You may review a copy of the registration statement and the exhibits without charge at the SEC’s public reference room at the address stated above, as well as through the SEC’s Internet site, also stated above.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

•
our annual report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016, including items required by Part III of Form 10-K incorporated by reference from our Definitive Proxy Statement on Schedule 14A, filed on April 15, 2016;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2016, filed on May 10, 2016;

•	our current report on Form 8-K/A, filed on April 29, 2015;

•	our current report on Form 8-K/A, filed on December 10, 2015;

•	our current report on Form 8-K, filed on February 29, 2016;

•	our current report on Form 8-K, filed on March 11, 2016;

•	our current report on Form 8-K, filed on March 25, 2016;

•	our current report on Form 8-K, filed on April 8, 2016;

•	our current report on Form 8-K, filed on May 9, 2016;

•	our current report on Form 8-K, filed on June 3, 2016;

•	our current report on Form 8-K, filed on July 12, 2016;

•
the description of our common stock set forth in our registration statement on Form 8-A, filed on January 21, 2014 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any subsequent amendment or report filed for the purpose of updating that description; and

•
all subsequent documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

This prospectus does not, however, incorporate by reference any documents or portions thereof, whether specifically listed above or furnished by us in the future, that are not deemed "filed" with the SEC, including information "furnished" pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K.

$350,000,000

COMMON STOCK

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PROSPECTUS SUPPLEMENT
, 2016

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Credit Suisse
Goldman, Sachs & Co.
UBS Investment Bank
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Nomura
Deutsche Bank Securities
HSBC
Citizens Capital Markets, Inc.
Credit Agricole CIB
Morgan Stanley
BTIG
CJS Securities
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